Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JULY 28, 2016

BY AND AMONG

MIDDLEFIELD BANC CORP., MBC INTERIM BANK, THE

MIDDLEFIELD BANKING COMPANY, AND

LIBERTY BANK, N.A.

TABLE OF CONTENTS

1.1	“Acquisition Proposal”	2

1.2	“Affiliate”	2

1.3	“Agreement”	2

1.3A	“Bank Merger”	2

1.4	“Bank Regulator”	2

1.4A	“Base Special Dividend”	2

1.4B	“BHCA”	2

1.5	“Business Day”	2

1.6	“Cash Consideration”	2

1.7	“Cash Election”	2

1.8	“Cash Election Shares”	2

1.9	“Certificate”	2

1.10	“Claim”	3

1.11	“Closing”	3

1.12	“Closing Date”	3

1.13	“COBRA”	3

1.14	“Continuing Employees”	3

1.15	“Dissenting Shares”	3

1.16	“Dissenting Stockholder”	3

1.17	“Effective Time”	3

1.18	“Election Deadline”	3

1.19	“Election Form”	3

1.20	“Environmental Laws”	3

1.21	“ERISA”	3

1.22	“ERISA Affiliate”	3

1.22A	“Excess Amount”	4

1.23	“Exchange Agent”	4

1.24	“Exchange Fund”	4

1.25	“Exchange Ratio”	4

1.26	“FDIC”	4

1.26A	“FHLB”	4

1.27	“FRB”	4

1.28	“GAAP”	4

1.29	“Governmental Entity”	4

1.30	“Indemnified Parties”	4

1.30A	“Interim Merger”	4

1.31	“IRS”	4

1.32	“Knowledge”	4

1.33	“Liberty Bank Benefit Plans”	4

1.34	“Liberty Bank Benefits Schedule”	4

1.35	“Liberty Bank common stock”	4

1.36	“Liberty Bank Disclosure Schedule”	4

1.37	“Liberty Bank Financial Statements”	4

1.38	401(k) Plan Termination Date”	5

1.39	[INTENTIONALLY DELETED]	5

1.40	“Liberty Bank Nonqualified Deferred Compensation Plan”	5

1.41	“Liberty Bank Regulatory Reports”	5

1.42	“Liberty Bank Stockholder Approval”	5

1.43	“Liberty Bank Stockholder Meeting”	5

1.44	“Liberty Bank Subsidiary”	5

1.45	“Mailing Date”	5

1.46	“Material Adverse Effect”	5

1.47	“Materials of Environmental Concern”	6

1.48	“Maximum Amount”	6

1.49	“Mergers”	6

1.50	“Merger Consideration”	6

1.51	“Middlefield Banc Corp. common stock”	6

1.52	“Middlefield Benefit Plans”	6

1.53	“Middlefield Disclosure Schedule”	6

1.54	“Middlefield Financial Statements”	6

1.55	“Middlefield 401(k) Plan”	6

1.56	“Middlefield Liberty Stock” is defined in Section 2.3.	7

1.57	“Middlefield Regulatory Reports”	7

1.58	“Middlefield SEC Reports”	7

1.58A	“Middlefield Shareholder Approval”	7

1.58B	“Middlefield Shareholder Meeting”	7

1.59	“Middlefield Subsidiary” and “Middlefield Subsidiaries”	7

1.60	“Non-Election Shares”	7

1.61	“OCC”	7

1.62	“PBGC”	7

1.63	“Person”	7

1.64	“Proxy Statement-Prospectus”	7

1.65	“Registration Statement”	7

1.66	“Regulatory Agreement”	7

1.67	“Regulatory Approval”	7

1.68	“Rights”	7

1.69	“SEC”	8

1.70	“Securities Laws”	8

1.71	“Shortfall Number”	8

1.72	“Stock Consideration”	8

1.73	“Stock Conversion Number”	8

1.74	“Stock Election”	8

1.75	“Stock Election Number”	8

1.76	“Stock Election Shares”	8

1.77	“Subsidiary or Subsidiaries”	8

1.78	“Superior Proposal”	8

1.78A	“Surviving Bank”	8

1.79	“Surviving Institution”	8

1.80	“Tax”	8

1.81	“Tax Return”	8

1.82	“Treasury Stock”	8

1.82A	“UDAP”	9

1.83	“Voting Agreement”	9

2.1	Merger of Interim Bank and Liberty Bank	9

2.2	Effect of the Interim Merger	9

2.3	Conversion and Exchange of Shares: Interim Merger	10

2.4	Terms of the Bank Merger	10

2.5	Effect of the Bank Merger	10

2.6	Conversion of Shares	11

2.7	Closing; Effective Time	11

2.8	Tax Consequences	12

2.9	Possible Alternative Structures	12

2.10	Absence of Control	12

3.1	Conversion of Liberty Bank Common Stock; Consideration Payable in Interim Merger; Possible Adjustment in Merger Consideration	12

3.2	Election Procedures	14

3.3	Procedures for Exchange of Liberty Bank Common Stock	16

3.4	Reservation of Shares	18

3.5	Termination of Options and Phantom Stock	18

4.1	Organization	19

4.2	Capitalization	19

4.3	Authority; No Violation	20

4.4	Consents	21

4.5	Financial Statements	21

4.6	Taxes	22

4.7	No Material Adverse Effect	23

4.8	Material Contracts; Leases; Defaults	23

4.9	Ownership of Property; Insurance Coverage	25

4.10	Legal Proceedings	26

4.11	Compliance with Applicable Law	26

4.12	Employee Benefit Plans	27

4.13	Brokers, Finders, and Financial Advisors	30

4.14	Environmental Matters	30

4.15	Loan Portfolio	31

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4.16	Related Party Transactions	32

4.17	Deposits	32

4.18	Board Approval	32

4.19	Risk Management Instruments	33

4.20	Fairness Opinion	33

4.21	Intellectual Property	33

4.22	Duties as Fiduciary	33

4.23	Employees; Labor Matters	33

4.24	Liberty Bank Information Supplied	34

4.25	Internal Controls	34

4.26	Bank Owned Life Insurance	35

5.1	Organization	35

5.2.	Capitalization.	36

5.3	Authority; No Violation	37

5.4	Consents	38

5.5	Financial Statements	38

5.6	Taxes	39

5.7	No Material Adverse Effect	40

5.8	Material Contracts; Leases; Defaults	40

5.9	Ownership of Property; Insurance Coverage	41

5.10	Legal Proceedings	42

5.11	Compliance with Applicable Law	42

5.12	Employee Benefit Plans	43

5.13	Brokers, Finders, and Financial Advisors	45

5.14	Environmental Matters	45

5.15	Loan Portfolio	46

5.16	Related Party Transactions	47

5.17	Board Approval	47

5.18	Risk Management Instruments	47

5.19	Intellectual Property	48

5.20	Duties as Fiduciary	48

5.21	Employees; Labor Matters	48

5.22	Middlefield Banc Corp. Information Supplied	49

5.23	Internal Controls	49

5.24	Merger Consideration	50

5.25	SEC Filings	50

5.26.	Fairness Opinion	50

6.1	Conduct of Business – Affirmative Covenants	50

6.2	Conduct of Business – Negative Covenants	51

6.3	Current Information	55

6.4	Access to Properties and Records	56

6.5	Financial and Other Statements	57

6.6	Maintenance of Insurance	57

6.7	Disclosure Supplements	57

6.8	Consents and Approvals of Third Parties	57

6.9	All Commercially Reasonable Efforts	58

6.10	No Solicitation	58

6.11	Liberty Bank 401(k) Plan Termination	59

6.12	Takeover Laws	59

6.13	Stockholder Litigation	59

7.1	Conduct of Business	59

7.2	Exchange Fund Deposit and Reserved Shares; Nasdaq Listing	60

7.3	Change in Capitalization	60

7.4	Access to Properties and Records	60

7.5	Financial and Other Statements	61

7.6	Maintenance of Insurance	61

7.7	Disclosure Supplements	61

7.8	Consents and Approvals of Third Parties	61

7.9	All Reasonable Efforts	61

7.10	Liberty Bank Personnel	61

7.11	Board	63

7.12	Director, Officer and Employee Indemnification and Director and Officer Insurance	63

7.13	Communications to Employees; Training	65

7.14	Exemption from Liability Under Section 16(b)	65

8.1	Proxy Statement-Prospectus; Registration Statement	66

8.2	Liberty Bank Stockholder Meeting and Middlefield Shareholder Meeting	67

8.3	Regulatory Approvals	67

8.4	Public Disclosure	68

9.1	Conditions to Closing	68

9.2	Conditions to the Obligations of Middlefield	69

9.3	Conditions to the Obligations of Liberty Bank	70

10.1	Termination	70

10.2	Effect of Termination	73

11.1	Confidentiality	74

11.2	Survival	74

11.3	Notices	74

11.4	Parties in Interest	75

11.5	Complete Agreement	75

11.6	Counterparts	76

11.7	Severability	76

11.8	Governing Law	76

11.9	Interpretation	76

11.10	Specific Performance	76

11.11	Waiver of Trial by Jury	76

11.12	Amendment and Waiver	77

FORM OF VOTING AGREEMENT – EXHIBIT A

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated as of July 28, 2016, is entered into by and among Middlefield Banc Corp., an Ohio corporation, The Middlefield Banking Company, an Ohio-chartered commercial bank, Liberty Bank, N.A., a national banking association (“Liberty Bank”) and MBC Interim Bank, an interim state-chartered commercial bank to be incorporated under the laws of the State of Ohio (“MBC Interim Bank”), which shall become a party upon its formation.

WHEREAS, the Board of Directors of Middlefield Banc Corp., the Board of Directors of The Middlefield Banking Company, and the Board of Directors of Liberty Bank have determined that this Agreement and the business combination and related transactions under this Agreement are advisable and in the best interests of their respective companies and their respective stockholders, have determined that this Agreement and the business combination and related transactions under this Agreement are consistent with and in furtherance of their respective business strategies, and have approved this Agreement and the business combination and related transactions under this Agreement;

WHEREAS, following execution of this Agreement, Middlefield Banc Corp. will cause the formation of MBC Interim Bank as an interim Ohio state-chartered commercial bank (and wholly-owned subsidiary of Middlefield Banc Corp.), formed for the sole purpose of merging with and into Liberty Bank;

WHEREAS, it is the desire of Middlefield Banc Corp., MBC Interim Bank, The Middlefield Banking Company and Liberty Bank to effect a transaction whereby MBC Interim Bank will be merged with and into Liberty Bank and immediately thereafter Liberty Bank will be merged with and into The Middlefield Banking Company;

WHEREAS, the Boards of Directors of Middlefield Banc Corp., The Middlefield Banking Company and Liberty Bank, respectively, have approved this Agreement and authorized its execution and Middlefield Banc Corp. will cause the directors of MBC Interim Bank to approve this Agreement after MBC Interim Bank’s organization;

WHEREAS, as a condition to the willingness of Middlefield Banc Corp. and The Middlefield Banking Company to enter into this Agreement, all of the directors of Liberty Bank have entered into a Voting Agreement, substantially in the form of Exhibit A hereto and dated as of the date of this Agreement;

WHEREAS, upon the terms and subject to the conditions of the Voting Agreement, in the Voting Agreement each director agrees to vote all shares of Liberty Bank common stock the director owns in favor of approval and adoption of the Mergers and this Agreement;

WHEREAS the parties intend the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and intend that this Agreement be, and this Agreement hereby is, adopted as a plan of reorganization within the meaning of Sections 354 and 361 of the Internal Revenue Code of 1986; and

WHEREAS the parties desire to make representations, warranties, and agreements regarding the Mergers provided for by this Agreement and to prescribe conditions to completion of the Mergers.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

DEFINITIONS

1.1 “Acquisition Proposal” is defined in Section 6.10.

1.2 “Affiliate” means any person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, a person and, without limiting the generality of the foregoing, includes any executive officer or director of a person.

1.3 “Agreement” means this Agreement and Plan of Merger, the exhibit and schedules, and any amendment.

1.3A “Bank Merger” is defined in Section 2.4.

1.4 “Bank Regulator” means any Federal or state banking authority regulating or having statutory authority to regulate Middlefield Banc Corp., The Middlefield Banking Company, Liberty Bank, or their respective subsidiaries, including but not limited to the Ohio Division of Financial Institutions, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, and the Federal Deposit Insurance Corporation, and regarding antitrust and anticompetitive principles the Department of Justice, the Federal Trade Commission, or any other relevant Federal or state regulator.

1.4A “Base Special Dividend” is defined in Section 3.1.3.

1.4B “BHCA” means the Bank Holding Company Act of 1956, as amended.

1.5 “Business Day” means any day other than a Saturday, Sunday, or day on which banks in the State of Ohio are authorized or required by law or executive order to close.

1.6 “Cash Consideration” is defined in Section 3.1.3.

1.7 “Cash Election” is defined in Section 3.2.2.

1.8 “Cash Election Shares” is defined in Section 3.2.1

1.9 “Certificate” means a certificate or book entry evidencing shares of Liberty Bank common stock.

1.10 “Claim” is defined in Section 7.12.2.

1.11 “Closing” is defined in Section 2.7.

1.12 “Closing Date” is defined in Section 2.7.

1.13 “COBRA” is defined in Section 4.12.5.

1.14 “Continuing Employees” is defined in Section 7.10.1.

1.15 “Dissenting Shares” is defined in Section 3.1.5.

1.16 “Dissenting Stockholder” is defined in Section 3.1.5.

1.17 “Effective Time” is defined in Section 2.7.

1.18 “Election Deadline” is defined in Section 3.2.3.

1.19 “Election Form” is defined in Section 3.2.2.

1.20 “Environmental Laws” means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or before the date of this Agreement and relating to (1) the protection, preservation, or restoration of the environment (including without limitation air, water vapor, surface water, groundwater, drinking-water supply, surface soil, subsurface soil, plant and animal life, or any other natural resource), or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, or disposal of Materials of Environmental Concern.

The term Environmental Law includes without limitation (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., and all comparable state and local laws, and (y) any common law that may impose liability or obligations for injuries or damages because of the presence of or exposure to any Materials of Environmental Concern as in effect on or before the date of this Agreement.

1.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.22 “ERISA Affiliate” means, regarding any Person, any other Person that, together with the Person, would be treated as a single employer under Section 414 of the Internal Revenue Code of 1986 or Section 4001 of ERISA.

1.22A “Excess Amount” is defined in Section 3.1.3

1.23 “Exchange Agent” means American Stock Transfer & Trust Company, LLC, or another bank or trust company or other agent mutually agreed upon by Middlefield Banc Corp. and Liberty Bank, which acts as agent for Middlefield Banc Corp. in the exchange procedures for exchanging Certificates for the Merger Consideration in connection with the Interim Merger.

1.24 “Exchange Fund” is defined in Section 3.3.1.

1.25 “Exchange Ratio” is defined in Section 3.1.3.

1.26 “FDIC” means the Federal Deposit Insurance Corporation.

1.26A “FHLB” means the Federal Home Loan Bank of Cincinnati.

1.27 “FRB” means the Board of Governors of the Federal Reserve System and district banks, including the Federal Reserve Bank of Cleveland.

1.28 “GAAP” means accounting principles generally accepted in the United States of America, applied on a consistent basis.

1.29 “Governmental Entity” means any Federal or state court, department, administrative agency, commission, or other governmental authority or instrumentality.

1.30 “Indemnified Parties” is defined in Section 7.12.2.

1.30A “Interim Merger” is defined in Section 2.1.

1.31 “IRS” means the United States Internal Revenue Service.

1.32 “Knowledge”, including references to a person being aware of a particular matter, means those facts that are known by the executive officers of a person: ((i) in the case of Liberty Bank by Messrs. Valerian, Ebner, Reay and Smerglia; and (ii) in the case of Middlefield Banc Corp. and The Middlefield Banking Company by CEO Thomas G. Caldwell, COO James R. Heslop, II, and CFO Donald L. Stacy.

1.33 “Liberty Bank Benefit Plans” is defined in Section 4.12.1.

1.34 “Liberty Bank Benefits Schedule” is defined in Section 4.12.12.

1.35 “Liberty Bank common stock” means the common shares of Liberty Bank, par value $10.00 per share.

1.36 “Liberty Bank Disclosure Schedule” means the collective written disclosure schedules delivered by Liberty Bank to Middlefield Banc Corp. under this Agreement.

1.37 “Liberty Bank Financial Statements” means (x) the audited balance sheets of Liberty Bank as of December 31, 2015 and 2014 and the related statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of Liberty Bank for each of the years ended December 31, 2015 and 2014, and (y) the unaudited interim financial statements of Liberty Bank as of the end of each calendar quarter after December 31, 2015, and for the periods then ended.

1.38 401(k) Plan Termination Date” is defined in Section 6.11.

1.39 [INTENTIONALLY DELETED]

1.40 “Liberty Bank Nonqualified Deferred Compensation Plan” is defined in Section 4.12.9.

1.41 “Liberty Bank Regulatory Reports” means the Call Reports of Liberty Bank and accompanying schedules (other than schedules required to be kept confidential under applicable law or regulatory requirements), filed or to be filed with the OCC for each calendar quarter after December 31, 2015 through the Closing Date.

1.42 “Liberty Bank Stockholder Approval” is defined in Section 4.3.1.

1.43 “Liberty Bank Stockholder Meeting” is defined in Section 8.2.1

1.44 “Liberty Bank Subsidiary” and “Liberty Bank Subsidiaries” mean any corporation, partnership, limited liability company, or other entity, 10% or more of the equity securities or equity interests of which is owned directly or indirectly by Liberty Bank, except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of Liberty Bank but including any entity specifically identified in Section 4.1.2.

1.45 “Mailing Date” is defined in Section 3.2.2.

1.46 “Material Adverse Effect” mean any effect that is material and adverse to the financial condition, results of operations, or business of Middlefield Banc Corp. and the Middlefield Subsidiaries, taken as a whole, or of Liberty Bank and the Liberty Bank Subsidiaries, taken as a whole, or materially impairs the ability of either Liberty Bank, on one hand, or Middlefield Banc Corp. and The Middlefield Banking Company, on the other hand, to perform the obligations under this Agreement or otherwise materially impedes the consummation of the Mergers or other transactions under this Agreement. None of the following constitute a Material Adverse Effect or will be considered in determining whether a Material Adverse Effect has occurred:

(1) the impact of (x) changes in laws, rules, or regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any case applicable to financial institutions or their holding companies generally and not specifically relating to Liberty Bank, on one hand, or Middlefield Banc Corp. or any Middlefield Subsidiary, on the other hand,

(2) announcement of this Agreement by press release mutually agreed to by Liberty Bank and Middlefield Banc Corp. or by Form 8-K filed by Middlefield Banc Corp. in accordance with this Agreement,

(3) any act or omission of Liberty Bank required under this Agreement or taken or omitted to be taken with the express written permission of Middlefield Banc Corp.,

(4) any act or omission of Middlefield Banc Corp. or The Middlefield Banking Company required under this Agreement or taken or omitted to be taken with the express written permission of Liberty Bank,

(5) the direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties investigating, negotiating, documenting, effecting, and consummating the transactions under this Agreement,

(6) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, and

(7) any changes in national or international political or social conditions, including engagement by the United States in hostilities, whether by the declaration of a national emergency or war, or the occurrence of a military attack upon or within the United States.

1.47 “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

1.48 “Maximum Amount” is defined in Section 7.12.1.

1.49 “Mergers” is defined in Section 2.4.

1.50 “Merger Consideration” is defined in Section 3.1.3.

1.51 “Middlefield Banc Corp. common stock” means the common stock of Middlefield Banc Corp., without par value.

1.52 “Middlefield Benefit Plans” is defined in Section 5.12.1.

1.53 “Middlefield Disclosure Schedule” means the collective written disclosure schedules delivered by Middlefield Banc Corp. to Liberty Bank under this Agreement.

1.54 “Middlefield Financial Statements” means (x) the audited consolidated balance sheets of Middlefield Banc Corp. as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) of Middlefield Banc Corp. for the years ended December 31, 2015, 2014 and 2013, as filed in Middlefield Banc Corp.’s Form 10-K for the year ended December 31, 2015, and (y) the unaudited interim consolidated financial statements of Middlefield Banc Corp. as of the end of each calendar quarter after December 31, 2015, and for the periods then ended, as filed by Middlefield Banc Corp. in the Middlefield SEC Reports.

1.55 “Middlefield 401(k) Plan” means The Middlefield Banking Company 401(k) Plan.

1.56 “Middlefield Liberty Stock” is defined in Section 2.3.

1.57 “Middlefield Regulatory Reports” means the Call Reports of The Middlefield Banking Company and accompanying schedules (other than schedules required to be kept confidential under applicable law or regulatory requirements), filed or to be filed with the Federal Deposit Insurance Corporation for each calendar quarter after December 31, 2015 through the Closing Date, and all Reports on Form FR Y-10 filed with the Board of Governors of the Federal Reserve System by Middlefield Banc Corp. from December 31, 2015 through the Closing Date.

1.58 “Middlefield SEC Reports” is defined in Section 5.25.

1.58A “Middlefield Shareholder Approval” is defined in Section 5.3.1.

1.58B “Middlefield Shareholder Meeting” is defined in Section 8.2.2.

1.59 “Middlefield Subsidiary” and “Middlefield Subsidiaries” mean any corporation, partnership, limited liability company, or other entity, 10% or more of the equity securities or equity interests of which is owned directly or indirectly by Middlefield Banc Corp., except any entity the stock or equity interest of which is held in the ordinary course of the lending activities of The Middlefield Banking Company.

1.60 “Non-Election Shares” is defined in Section 3.2.1.

1.61 “OCC” means the Office of the Comptroller of the Currency.

1.62 “PBGC” means the Pension Benefit Guaranty Corporation.

1.63 “Person” means a natural person, corporation, limited liability company, partnership, joint venture, association, trust, or group (as the term group is defined under the Securities Exchange Act of 1934).

1.64 “Proxy Statement-Prospectus” is defined in Section 8.1.1(a).

1.65 “Registration Statement” means the registration statement, together with all amendments, filed with the SEC under the Securities Act of 1933 for the purpose of registering the offer and sale of Middlefield Banc Corp. common stock to Liberty Bank stockholders in the Interim Merger.

1.66 “Regulatory Agreement” is defined in Section 4.11.3.

1.67 “Regulatory Approval” means an approval by a Bank Regulator that is necessary for carrying out the Mergers and the related transactions under this Agreement.

1.68 “Rights” means puts, calls, warrants, options, conversion, redemption, repurchase, or other rights, convertible securities, stock appreciation rights, and other arrangements or commitments obligating an entity to issue or dispose of any of its capital stock or other ownership interests or providing compensation based on the equity appreciation of its capital stock.

1.69 “SEC” means the United States Securities and Exchange Commission.

1.70 “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, and in each case the rules and regulations of the SEC promulgated thereunder.

1.71 “Shortfall Number” is defined in Section 3.2.5.

1.72 “Stock Consideration” is defined in Section 3.1.3.

1.73 “Stock Conversion Number” is defined in Section 3.2.1.

1.74 “Stock Election” is defined in Section 3.2.2.

1.75 “Stock Election Number” is defined in Section 3.2.1.

1.76 “Stock Election Shares” is defined in Section 3.2.1.

1.77 “Subsidiary or Subsidiaries” means any corporation, 10% or more of the equity interests of which is owned directly or indirectly, except any corporation the equity interests of which is held in the ordinary course of the lending activities of either The Middlefield Banking Company or Liberty Bank.

1.78 “Superior Proposal” is defined in Section 6.10.

1.78A “Surviving Bank” is defined in Section 2.1.

1.79 “Surviving Institution” is defined in Section 2.4.

1.80 “Tax” means any federal, state, local, foreign, or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee, or other assessment or charge of any kind whatsoever, together with any interest, penalty, or additional tax imposed by any Governmental Entity.

1.81 “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.82 “Treasury Stock” is defined in Section 3.1.2.

1.82A “UDAP” refers to unfair, deceptive or abusive acts or practices, as referenced in the Dodd-Frank Wall Street Reform and Consumer Protection Act, 12 USC Sections 5531 and 5536 and enforcement authority under 12 USC 1818(b).

1.83 “Voting Agreement” is defined in the recitals.

1.84 Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE 2

THE MERGERS

2.1 Merger of Interim Bank and Liberty Bank. Subject to the terms and conditions of this Agreement, the federal banking laws of the United States of America and Title 11 of the Ohio Revised Code, as amended, Middlefield Banc Corp. will cause the formation of MBC Interim Bank as a wholly-owned subsidiary of Middlefield Banc Corp., formed for the sole purpose of merging with and into Liberty Bank, and MBC Interim Bank shall, and Middlefield Banc Corp. shall cause MBC Interim Bank to, merge with and into Liberty Bank at the Effective Time (as defined in Section 2.7). Liberty Bank shall be the “Surviving Bank” and shall continue its corporate existence as a national bank, and the separate corporate existence of MBC Interim Bank shall cease (hereinafter such merger shall be referred to as the “Interim Merger”).

2.2 Effect of the Interim Merger.

2.2.1 General Description. Upon the effectiveness of the Interim Merger, the separate existence of MBC Interim Bank shall cease and the Surviving Bank shall possess all of the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of MBC Interim Bank and the Surviving Bank existing immediately prior to the effectiveness of the Interim Merger, and the Surviving Bank shall continue to be a bank organized and existing under the laws of the United States, with Middlefield Banc Corp. as its sole stockholder.

2.2.2 Name and Offices. The name of the Surviving Bank shall continue to be “Liberty Bank, N.A.” At and after the Effective Time and until changed in accordance with law, the principal address of the Surviving Bank shall be 2351 Edison Blvd., Twinsburg, OH 44087-4568.

2.2.3 Board of Directors. At and after the Effective Time, the directors of the Surviving Bank shall be the same five (5) individuals who served as the directors of MBC Interim Bank immediately prior to the Effective Time, until such time as their successors have been elected and qualified.

2.2.4 Officers. The officers of the Surviving Bank shall consist of the same individuals who served as the officers of MBC Interim Bank immediately prior to the Effective Time of the Interim Merger, until such time as their successors have been elected and qualified.

2.2.5 Articles of Association and By Laws. The Articles of Association and By Laws of Liberty Bank in effect immediately prior to the effectiveness of the Interim Merger shall be and remain the Articles of Association and By Laws of the Surviving Bank without change, until the same shall be amended or replaced as therein provided.

2.2.6 Assets, Liabilities, and Obligations. All assets and all rights, franchises and interests of Liberty Bank and Interim Bank, respectively, in and to every type of property, all debts due on whatever account and all choses in action shall vest in the Surviving Bank by virtue of the Interim Merger without any order or other action on the part of any court or otherwise, and the Surviving Bank shall be responsible for all liabilities and obligations of MBC Interim Bank and Liberty Bank, respectively, by virtue of the Interim Merger, all with the effect provided in 12 U.S.C. Section 215a and Section 1115.11 of the Ohio Banking Code, as applicable.

2.3 Conversion and Exchange of Shares: Interim Merger.

At the Effective Time of the Interim Merger, all of the issued and outstanding shares of common stock of Liberty Bank, other than ) (i) “Dissenting Shares” (as defined in Section 3.1.5 below), and (ii) the 23,218 shares of common stock held by Middlefield Banc Corp. (the “Middlefield Liberty Stock”) by virtue of the Interim Merger and without any action on the part of the holders thereof, shall be converted into the right to receive the Merger Consideration under Article 3. Although it is not intended there will be a change in the number of outstanding shares, if there is, the per share Merger Consideration will be adjusted accordingly so that the aggregate Merger Consideration will not change. All of the (i) 100 outstanding shares of common stock of MBC Interim Bank, no par value, and (ii) the Middlefield Liberty Stock, shall be cancelled for no additional consideration in connection with the Interim Merger.

2.4 Terms of the Bank Merger. Subject to the terms and conditions of this Agreement, and the federal banking laws of the United States of America and the banking laws of the State of Ohio, as applicable, the Surviving Bank shall merge, immediately following the Interim Merger, with and into The Middlefield Banking Company, which shall be the “Surviving Institution” and shall continue its corporate existence as an Ohio state-chartered commercial bank (the “Bank Merger”). The Interim Merger and the Bank Merger are collectively referred to in this Agreement as the “Mergers.”

2.5 Effect of the Bank Merger.

2.5.1 General Description. Upon the effectiveness of the Bank Merger, the separate existence of Liberty Bank shall cease and the Surviving Institution shall possess all of the rights, privileges, immunities, powers and franchises and shall be subject to all of the duties and liabilities of Liberty Bank and The Middlefield Banking Company existing immediately prior to the effectiveness of the Bank Merger, and the Surviving Institution shall continue to be an Ohio state-chartered commercial bank under the laws of the State of Ohio and shall continue to be a wholly-owned subsidiary of Middlefield Banc Corp.

2.5.2 Name and Offices. The name of the Surviving Institution shall continue to be “The Middlefield Banking Company”. Its principal address shall continue to be located at 15985

High Street, P.O. Box 35, Middlefield, OH 44062. The main office and all branches of Liberty Bank shall become legally established branches of the Surviving Institution.

2.5.3 Board of Directors of Surviving Institution and Middlefield Banc Corp. At and after the Effective Time of the Bank Merger, the directors of the Surviving Institution shall be the same individuals who served as the directors of The Middlefield Banking Company immediately prior to the Effective Time, until such time as their successors have been elected and qualified. Following the Bank Merger, the Board of Directors of Middlefield Banc Corp. shall cause two (2) current members of the Board of Directors of Liberty Bank, specifically, William A. Valerian and Thomas W. Bevan, to be appointed to the Board of Directors of Middlefield Banc Corp. If, prior to the Effective Time, either William A. Valerian and/or Thomas W. Bevan is unable to serve, Liberty Bank will designate a mutually agreed upon successor(s) for appointment to Middlefield Banc Corp.’s Board of Directors.

2.5.4 Officers. The officers of the Surviving Institution shall consist of the same individuals who served as the officers of The Middlefield Banking Company immediately prior to the Effective Time of the Bank Merger, until such time as their successors have been elected and qualified.

2.5.5 Articles of Incorporation and Code of Regulations. The Articles of Incorporation and Code of Regulations of The Middlefield Banking Company in effect immediately prior to the effectiveness of the Bank Merger shall be and remain the Articles and Incorporation and Code of Regulations of the Surviving Institution without change, until the same shall be amended or replaced as therein provided.

2.5.6 Assets, Liabilities, and Obligations. All assets and all rights, franchises and interests of The Middlefield Banking Company and Liberty Bank, respectively, in and to every type of property, all debts due on whatever account and all choses in action shall vest in the Surviving Institution by virtue of the Bank Merger without any order or other action on the part of any court or otherwise, and the Surviving Institution shall be responsible for all liabilities and obligations of The Middlefield Banking Company and Liberty Bank, respectfully, by virtue of the Bank Merger, all with the effect provided in 12 U.S.C. Section 215a and Section 1115.11 of the Ohio Banking Code, as applicable.

2.6 Conversion of Shares: The Bank Merger. All of the outstanding shares of common stock of Liberty Bank shall be cancelled for no additional consideration in connection with the Bank Merger. Middlefield Banc Corp. shall continue to own all the issued and outstanding common stock of The Middlefield Banking Company as the Surviving Institution.

2.7 Closing; Effective Time. Closing of the Interim Merger and the Bank Merger (the “Closing”) will occur no later than the close of business on the fifth Business Day after satisfaction or waiver of the conditions stated in Article 9 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of those conditions), or such other date that may be agreed to in writing by Middlefield Banc Corp. and Liberty Bank. The Mergers will be effected by filing of a certificate of merger with the Ohio Secretary of State in accordance with Ohio banking law and section 1701.81 of the Ohio General

Corporation Law on the day of Closing (the “Closing Date”). The Mergers will be effective on the date and time specified in the certificate of merger (the “Effective Time”).

2.8 Tax Consequences. The parties hereto intend that the Mergers constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and that this Agreement constitute a plan of reorganization, as that term is used in Sections 354 and 361 of the Internal Revenue Code of 1986.

2.9 Possible Alternative Structures. Regardless of anything to the contrary in this Agreement and subject to the satisfaction of the conditions of Article 9, before the Effective Time Middlefield Banc Corp. may revise the structure of the Mergers described in this Article 2, including without limitation by substituting a wholly-owned depository institution subsidiary of Middlefield Banc Corp. or The Middlefield Banking Company, provided that (1) the subsidiary becomes a party to and agrees to be bound by the terms of this Agreement, (2) modification does not adversely affect the Federal income tax consequences of the Mergers to Middlefield Banc Corp., The Middlefield Banking Company, Liberty Bank, or the holders of Liberty Bank common stock or prevent rendering of the tax opinion described in Section 9.3, (3) the consideration to be paid to the holders of Liberty Bank common stock (including the Base Special Dividend defined in Section 3.1.3) is not thereby changed in kind or value or reduced in amount, and (iv) modification does not delay materially or jeopardize receipt of any Regulatory Approvals or other consents and approvals for consummation of the Mergers or otherwise materially impede or delay consummation of the Mergers or cause any condition to Closing set forth in Article 9 not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect a revised structure.

2.10 Absence of Control. It is the intent of the parties hereto that, on account of this Agreement and until the Effective Time, Middlefield Banc Corp. and The Middlefield Banking Company not be considered to control Liberty Bank directly or indirectly or to exercise directly or indirectly a controlling influence over the management or policies of Liberty Bank.

ARTICLE 3

CONVERSION OF SHARES

3.1 Conversion of Liberty Bank Common Stock; Consideration Payable in Interim Merger; Possible Adjustment in Merger Consideration. Without any action on the part of Middlefield Banc Corp., The Middlefield Banking Company, Liberty Bank, or the holders of any of the shares of Liberty Bank common stock, at the Effective Time the Interim Merger will be effected on the following terms:

3.1.1 Each share of Middlefield Banc Corp. common stock and each share of The Middlefield Banking Company common stock issued and outstanding immediately before the Effective Time will remain issued and outstanding at the Effective Time, unchanged by the Mergers.

3.1.2 All shares of Liberty Bank common stock held in the treasury of Liberty Bank and each share of Liberty Bank common stock owned by Middlefield Banc Corp. (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (the

“Treasury Stock”) will at the Effective Time cease to exist. The shares of Treasury Stock, including Certificates therefor, will be canceled and no payment or distribution will be made in consideration therefor.

3.1.3 Except for Treasury Stock and Dissenting Shares and as provided in and subject to the limitations in this Agreement, by virtue of the Interim Merger, each share of Liberty Bank common stock issued and outstanding immediately before the Effective Time will at the Effective Time become and be converted into the right to receive at the election of the holder as provided in Section 3.2 either (i) $37.96 in cash (the “Cash Consideration”), or (ii) 1.1934 shares (the “Exchange Ratio”) of Middlefield Banc Corp. common stock (the “Stock Consideration”). Together, the Cash Consideration and the Stock Consideration are sometimes referred to as the “Merger Consideration.” All of the 100 outstanding shares of common stock of MBC Interim Bank, no par value, shall be cancelled for no additional consideration in connection with the Interim Merger. It is understood and agreed that the Merger Consideration is subject to adjustment in the event that the special dividend payable to the Liberty Bank stockholders pursuant to Section 6.1(b) of this Agreement exceeds the sum of (i) $3,000,000 and (ii) such additional incremental amount necessary to ensure that the per share value is the same for all Liberty Bank stockholders entitled to receive it (collectively, the “Base Special Dividend”). If it is determined, upon completion of the review process outlined in Section 6.1(b) hereof and receipt of regulatory approval, that Liberty Bank will pay an amount to Liberty Bank stockholders in excess of the Base Special Dividend (the “Excess Amount”), then the Merger Consideration will be reduced by the Excess Amount, adjusted as necessary to ensure that all Liberty Bank stockholders entitled thereto receive the same per share value. Any adjustment in Merger Consideration shall be in the same form and subject to the same allocations between Middlefield Banc Corp. common stock and cash and election procedures as are specified in this Article 3.

3.1.4 Except as stated in Section 3.1.2 or Section 3.1.5, at the Effective Time outstanding shares of Liberty Bank common stock will no longer be outstanding, will be automatically canceled, will cease to exist, and will thereafter represent solely the right to receive the Merger Consideration and any dividends or distributions with a record date before the Effective Time that were declared or made by Liberty Bank on the shares of Liberty Bank common stock in accordance with the terms of this Agreement on or before the Effective Time but that remain unpaid at the Effective Time.

3.1.5 Each outstanding share of Liberty Bank common stock, the holder of which has perfected the right to dissent under the National Bank Act and has not effectively withdrawn or lost dissenters’ rights as of the Effective Time (the “Dissenting Shares”), will not be converted into or represent a right to receive the Merger Consideration in connection with the Interim Merger, and the holder thereof will be entitled solely to rights granted by applicable law. Liberty Bank will give Middlefield Banc Corp. immediate notice upon receipt by Liberty Bank of any demand for payment of the fair value of shares of Liberty Bank common stock and of withdrawals of demand for payment and any other related communications (any stockholder duly making a demand being hereinafter called a “Dissenting Stockholder”). Middlefield Banc Corp. may participate in all discussions, negotiations, and proceedings relating to a demand for payment of the fair value of shares of Liberty Bank common stock. Except with advance written consent of Middlefield Banc Corp., Liberty Bank will not voluntarily make any payment on, settle or offer to settle a demand for payment, or waive a failure of timely delivery of a written demand for appraisal or of the taking of any other action by the Dissenting Stockholder as may be necessary to perfect appraisal rights under applicable law. Any payments made for Dissenting Shares will be made by the Surviving Institution.

3.1.6 If at or before the Effective Time of the Interim Merger, whether through failure to perfect or otherwise, a Dissenting Stockholder withdraws or loses the right to payment, the holder’s shares of Liberty Bank common stock will be converted into the right to receive Merger Consideration in accordance with the applicable provisions of this Agreement. If after the Effective Time of the Interim Merger, whether through failure to perfect or otherwise, a Dissenting Stockholder withdraws or loses the right to payment, each share of Liberty Bank common stock of the holder is entitled to receive the Merger Consideration.

3.1.7 Regardless of anything to the contrary in this Agreement, no certificates or scrip for fractional shares of Middlefield Banc Corp. will be issued upon the surrender of Certificates for exchange, no dividend or distribution on Middlefield Banc Corp. common stock will be payable on or for fractional share interests, and fractional share interests will not entitle the owner thereof to vote or to any other shareholder rights. In lieu of issuance of fractional shares, to each former holder of Liberty Bank common stock who otherwise would be entitled to receive a fractional share of Middlefield Banc Corp. common stock, Middlefield Banc Corp. will pay an amount in cash equal to the product of (x) the fraction of a share to which the holder would otherwise have been entitled and (y) the volume-weighted average closing price of a share of Middlefield Banc Corp. common stock for the 30 trading days immediately before the Closing Date, rounded to the nearest cent and without interest. For purposes of determining a fractional share interest, all shares of Liberty Bank common stock owned by a Liberty Bank stockholder will be combined for calculation of the maximum number of whole shares of Middlefield Banc Corp. common stock issuable to the Liberty Bank stockholder.

3.1.8 If Middlefield Banc Corp. changes, or if the Middlefield Banc Corp. Board sets a record date that will occur before the Effective Time for a change in, the number or kind of shares of Middlefield Banc Corp. common stock outstanding by a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction involving issuance of shares without consideration, the Merger Consideration will be adjusted proportionately to account for the change. If Liberty Bank changes, or if the Liberty Bank Board sets a record date that will occur before the Effective Time for a change in, the number or kind of shares of Liberty Bank common stock (or rights thereto) outstanding by a stock split, stock dividend, recapitalization, reclassification, reorganization, or similar transaction involving issuance of shares without consideration, the Merger Consideration will be adjusted proportionately to account for the change.

3.2 Election Procedures.

3.2.1 In accordance with the following procedures, holders of Liberty Bank common stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of Liberty Bank common stock; provided, however, that, excluding Treasury Stock and Dissenting Shares, in the aggregate 45% of the total number of shares of Liberty Bank common stock issued and outstanding at the Effective Time are converted into the Stock Consideration (the “Stock Conversion Number”) and the remaining outstanding shares of Liberty Bank common stock are converted into the Cash Consideration. Shares of Liberty Bank common stock for which a Cash Election is made (including a Mixed Election, as defined in Section 3.2.2) are referred to herein as the “Cash Election Shares.” Shares of Liberty Bank common stock for which a Stock Election is made (including a Mixed Election) are referred to as the “Stock Election Shares.” Shares of Liberty Bank common stock for which no election is made or for which an Election Form is not returned properly completed are referred to herein as “Non-Election Shares.” The aggregate number of shares of Liberty Bank common stock for which a Stock Election is made is referred to herein as the “Stock Election Number.”

3.2.2 At least 20 business days before the anticipated Effective Time or on such other date as Middlefield Banc Corp. and Liberty Bank mutually agree (the “Mailing Date”) Middlefield Banc Corp. will mail or cause to be mailed to each holder of record of Liberty Bank common stock as of five business days before the Mailing Date (the “Election Form Record Date”) an election form and other appropriate and customary transmittal materials in such form as the parties shall mutually agree (the “Election Form”), specifying that, except with respect to shares of Liberty Common Stock held in book-entry form, delivery is effected and risk of loss and title to the Certificates passes only upon proper delivery of Certificates to the Exchange Agent. Subject to the allocation and election procedures set forth in this Section 3.2, the Election Form will permit each holder (1) to elect to receive Cash Consideration for all of the holder’s shares of Liberty Bank common stock (a “Cash Election”), (2) to elect to receive Stock Consideration for all of the shares (a “Stock Election”), (3) to receive Stock Consideration for part of the holder’s Liberty Bank common stock and Cash Consideration for the remaining part of the holder’s Liberty Bank common stock (a “Mixed Election”), or (4) to state no preference for receipt of cash or Middlefield Banc Corp. common stock (a “Non-Election”). A holder who holds shares of Liberty Bank common stock as nominee, trustee, or in another representative capacity may submit multiple Election Forms, provided that each Election Form covers all shares of Liberty Bank common stock held by the representative for a particular beneficial owner. Any shares of Liberty Bank common stock for which the holder does not by the Election Deadline make an effective election will be deemed Non-Election Shares.

3.2.3 To be effective, a properly completed Election Form must be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day after the Mailing Date or such other time and date before the Effective Time as Middlefield Banc Corp. and Liberty Bank mutually agree (the “Election Deadline.” The Election Deadline may not be on or after the Effective Time. Liberty Bank will make available up to two separate Election Forms, or such additional Election Forms as Middlefield Banc Corp. may permit, to all persons who become holders or beneficial owners of Liberty Bank common stock between the Election Form Record Date and the close of business on the business day before the Election Deadline. Liberty Bank will provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election is properly made if and only if the Exchange Agent actually receives a properly completed Election Form by the Election Deadline. If a holder of Liberty Bank common stock either (x) does not submit a properly completed Election Form in a timely fashion or (y) revokes the Election Form before the Election Deadline, the shares of Liberty Bank common stock held by that stockholder will be designated as Non-Election Shares. By written notice to the Exchange Agent, an Election Form may be revoked or changed by the person submitting the Election Form only if the notice of revocation or change is actually received by the Exchange Agent on or before the Election Deadline. Middlefield Banc Corp. will cause the Certificate or Certificates relating to a revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and the terms of the Election Form, the Exchange Agent is entitled to determine when an election, modification, or revocation is received and whether an election, modification, or revocation is properly made.

3.2.4 If the Stock Election Number exceeds the Stock Conversion Number, all Cash Election Shares and all Non-Election Shares will be converted into the right to receive Cash Consideration, and subject to Section 3.1.7 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration solely for a number of Stock Election Shares held by that holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by the holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of the holder’s Stock Election Shares being converted into the right to receive Cash Consideration.

3.2.5 If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), all Stock Election Shares will be converted into the right to receive Stock Consideration and the Non-Election Shares and Cash Election Shares will be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, all Cash Election Shares will be converted into the right to receive Cash Consideration and, subject to Section 3.1.7 hereof, each holder of Non-Election Shares will receive the Stock Consideration for a number of Non-Election Shares held by that holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by the holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of the holder’s Non-Election Shares being converted into the right to receive Cash Consideration, or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, all Non- Election Shares will be converted into the right to receive Stock Consideration, and subject to Section 3.1.7 each holder of Cash Election Shares will receive Stock Consideration for a number of Cash Election Shares held by that holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by the holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of the holder’s Cash Election Shares being converted into the right to receive Cash Consideration.

3.3 Procedures for Exchange of Liberty Bank Common Stock.

3.3.1 Middlefield Banc Corp. to Make Merger Consideration Available. Before the Effective Time and for exchange in accordance with this Section 3.3, Middlefield Banc Corp. will deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of Liberty Bank common stock and cash in an amount sufficient to pay the Merger Consideration under this Article 3. Middlefield Banc Corp. will instruct the Exchange Agent to issue the cash and shares of Middlefield Banc Corp. common stock for exchange in accordance with this Section 3.3. Together with dividends or distributions payable but without interest thereon, the cash and shares of Middlefield Banc Corp. common stock deposited as provided herein are referred to as the “Exchange Fund.” The Exchange Fund also includes the cash to be deposited by Middlefield Banc Corp. under Section 3.5 for payment to holders of stock options and phantom shares.

3.3.2 Exchange of Certificates. Within five Business Days after the Effective Time Middlefield Banc Corp. will cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for surrendering the Certificates. The letter of transmittal will specify that delivery is effected and risk of loss and title to the Certificates pass only upon delivery of the Certificates (or in the case of Liberty Common Stock held in book-entry form, book-entry account statements), to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of the Certificate is entitled to receive in exchange for the Merger Consideration. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3 Rights of Certificate Holders after the Effective Time. After the Effective Time, the holder of a Certificate formerly representing issued and outstanding Liberty Bank common stock has no rights except the right to surrender the Certificate in exchange for Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time on Middlefield Banc Corp. common stock will be paid to the holder of any unsurrendered Certificate until the holder surrenders the Certificate in accordance with this Section 3.3. After surrender of a Certificate in accordance with this Section 3.3 the record holder is entitled to receive dividends or other distributions, without interest, which had become payable on shares of Middlefield Banc Corp. common stock.

3.3.4 Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder, it is a condition of the payment of the Merger Consideration that (x) the Certificate is properly endorsed to that Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on the Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering the Certificate and signing the letter of transmittal to do so on behalf of the record holder, and (y) the Person requesting exchange pays to the Exchange Agent in advance any transfer or other similar taxes required for payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or establishes to the Exchange Agent’s satisfaction that the tax has been paid or is not payable.

3.3.5 Closing of Transfer Books. From and after the Effective Time, there may be no transfers on the stock transfer books of Liberty Bank of the Liberty Bank common stock that were outstanding immediately before the Effective Time. If after the Effective Time Certificates representing shares are presented for transfer to the Exchange Agent, they will be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6 Return of Exchange Fund. At any time after nine months have elapsed since the Effective Time, Middlefield Banc Corp. is entitled to require the Exchange Agent to deliver to Middlefield Banc Corp. any portion of the Exchange Fund made available to the Exchange Agent but not disbursed to holders of Certificates (including without limitation all interest and other income received by the Exchange Agent on funds made available to it), and thereafter holders are entitled to look solely to Middlefield Banc Corp. for any Merger Consideration that may be payable upon due surrender of Certificates (subject to abandoned property, escheat and other similar laws). However, neither Middlefield Banc Corp. nor the Exchange Agent is liable to any holder of a Certificate for any Merger Consideration delivered in good faith to a public official under abandoned property, escheat, or other similar law.

3.3.7 Lost, Stolen, or Destroyed Certificates. If a Person claiming a Certificate to be lost, stolen, or destroyed submits to the Exchange Agent an affidavit that the Certificate is lost, stolen, or destroyed and posts a bond in such amount as the Exchange Agent reasonably directs as indemnity against any claim that may be made against it for the Certificate, the Exchange Agent will issue the Merger Consideration in exchange for the lost, stolen, or destroyed Certificate.

3.3.8 Withholding. Middlefield Banc Corp. or the Exchange Agent is entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Liberty Bank common stock such amounts as Middlefield Banc Corp. or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986 or under any other applicable provision of U.S. federal, state, local, or non-U.S. tax law. If properly withheld by Middlefield Banc Corp. or the Exchange Agent, the withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Liberty Bank common stock.

3.4 Reservation of Shares. Middlefield Banc Corp. will reserve for issuance a sufficient number of shares of Middlefield Banc Corp. common stock for issuing the Stock Consideration to Liberty Bank stockholders in accordance with this Article 3.

3.5 Termination of Options and Phantom Stock. At the Effective Time all outstanding options, phantom stock rights, or other rights to acquire Liberty Bank common stock, whether vested or not vested, will be cancelled and will instead represent solely the right to receive in cash from Middlefield Banc Corp. the difference between $41.09 per share and, if less, the exercise or strike price of the option or right. The number and terms of options and rights will not exceed or differ from the number and terms disclosed in Liberty Bank Disclosure Schedule 4.2.1. If the exercise or strike price of an option or right equals or exceeds $41.09, the option or right will be cancelled without any payment in exchange. Middlefield Banc Corp. will deposit or cause to be deposited cash with the Exchange Agent for the benefit of the holders of options or rights. Middlefield Banc Corp. will cause the Exchange Agent to mail to each holder of options or rights within five Business Days after the Effective Time a form letter of transmittal for return to the Exchange Agent and instructions for surrendering the options or rights. Upon proper surrender of options or rights for exchange and cancellation to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of the options or rights is entitled to receive in exchange the cash consideration specified in this Section 3.5, without interest.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF LIBERTY BANK

The representations and warranties in this Article 4 are subject to and are qualified by the Liberty Bank Disclosure Schedule delivered by Liberty Bank to Middlefield Banc Corp. on the date of this Agreement. Except for the representations and warranties in Section 4.2 regarding capitalization, which are true and correct in all respects, no representation or warranty in this Article 4 will be deemed untrue or incorrect and Liberty Bank will not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance, or event unless the fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for or reference to materiality in the representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in the representation or warranty.

4.1 Organization.

4.1.1 Liberty Bank is a national banking association duly organized, validly existing, and in good standing under the laws of the United States. Liberty Bank has full corporate power and authority to carry on its business as now conducted. Liberty Bank is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires qualification. The deposits in Liberty Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid for deposit insurance have been paid by Liberty Bank when due. Liberty Bank is a member in good standing of the FHLB and the FRB and owns the requisite amount of FHLB stock and FRB stock.

4.1.2 The only Liberty Bank Subsidiaries are LBNA Financial LLC and LBNA Insurance LLC.

4.1.3 The minute books of Liberty Bank accurately record all corporate actions of stockholders and the Board of Directors, including committees.

4.1.4 Before the date of this Agreement, Liberty Bank made available to Middlefield Banc Corp. true and complete copies of Liberty Bank’s articles of association, bylaws, or other governing documents.

4.2 Capitalization.

4.2.1 The authorized capital stock of Liberty Bank consists solely of 2,500,000 shares of Liberty Bank common stock. As of the date of this Agreement there are 959,283 shares of Liberty Bank common stock issued and outstanding, all of which are validly issued, fully paid, non-assessable, and free of preemptive rights. No shares of Liberty Bank common stock or phantom equivalents are held by Liberty Bank as Treasury Stock. Liberty Bank does not own of record or beneficially any shares of Liberty Bank other than shares held in a fiduciary capacity. Except for 91,561 shares of Liberty Bank common stock issuable through stock options or phantom stock rights awarded by Liberty Bank and outstanding on the date of this Agreement under compensation plans, including stock option plans, Liberty Bank does not have and is not bound by any Rights or other arrangements of any character relating to the purchase, sale, award, issuance, or voting of, or right to receive dividends or other distributions on, any capital stock of Liberty Bank or any other security of Liberty Bank or any securities representing the right to vote, purchase, or otherwise receive any capital stock of Liberty Bank or any other security of Liberty Bank. Liberty Disclosure Schedule 4.2.1 identifies each stock option or phantom stock right outstanding on the date of this Agreement, including the number of shares issuable under the option or right, exercise price, vesting terms, date of grant or award, expiration date, and identity of the holder.

4.2.2 Liberty Bank owns all of the equity interests of each Liberty Bank Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. Except for the Liberty Bank Subsidiaries and except as stated in Liberty Bank Disclosure Schedule 4.2.2, Liberty Bank does not possess directly or indirectly any equity interest in any corporate or other legal entity, other than equity interests held in the investment portfolio of Liberty Bank or a Liberty Bank Subsidiary (which in no case exceeds five percent of an issuer’s outstanding equity securities) and equity interests held as a result of the lending activities of Liberty Bank, including FHLB stock.

4.2.3 Except as disclosed in Liberty Bank Disclosure Schedule 4.2.3, to Liberty Bank’s Knowledge no Person is the record owner as of the date of this Agreement of five percent or more of the outstanding shares of Liberty Bank common stock.

4.2.4 No bonds, debentures, notes, or other indebtedness having the right to vote on any matters on which Liberty Bank’s stockholders may vote have been issued by Liberty Bank and are outstanding.

4.3 Authority; No Violation.

4.3.1 Liberty Bank has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of Regulatory Approvals and approval of this Agreement by stockholders (“Liberty Bank Stockholder Approval”), to perform its obligations hereunder and consummate the Mergers and other transactions under this Agreement. Execution and delivery of this Agreement by Liberty Bank and completion by Liberty Bank of the Mergers and other transactions under this Agreement have been duly and validly approved by Liberty Bank’s Board of Directors. Subject to Liberty Bank Stockholder Approval and Middlefield Shareholder Approval, and receipt of Regulatory Approvals and assuming due and valid execution and delivery of this Agreement by Middlefield Banc Corp. and The Middlefield Banking Company, this Agreement has been duly and validly executed and delivered by Liberty Bank and constitutes the valid and binding obligation of Liberty Bank, enforceable against Liberty Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally, and regarding enforceability subject also to general principles of equity.

4.3.2 Neither execution and delivery of this Agreement by Liberty Bank nor consummation of the Mergers and other transactions under this Agreement, nor compliance by

Liberty Bank with the terms and provisions of this Agreement will (1) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and code of regulations or bylaws of Liberty Bank or any Liberty Bank Subsidiary, (2) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Liberty Bank or any Liberty Bank Subsidiary or any of their respective properties or assets, or (3) except as stated in Liberty Bank Disclosure Schedule 4.3.2, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, result in termination or amendment of, accelerate performance required by, or result in a right of termination or acceleration or creation of a lien, security interest, charge, or other encumbrance upon any of the properties or assets of Liberty Bank or any Liberty Bank Subsidiary under the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Liberty Bank or any Liberty Bank Subsidiary is a party or by which they or any of their respective properties or assets is bound.

4.4 Consents. Except for (a) receipt of Regulatory Approvals and compliance with conditions contained therein, (b) compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and state securities or blue sky laws, (c) filing of the certificates of merger with the Ohio Division of Financial Institutions, and Ohio Secretary of State, in connection with the Interim Merger and the Bank Merger, and (d) receipt of Liberty Bank Stockholder Approval, no consents, waivers, or approvals of or filings or registrations with a Governmental Entity or Bank Regulator are necessary, and except as stated in Liberty Bank Disclosure Schedule 4.4, to the Knowledge of Liberty Bank, no consents, waivers, or approvals of or filings or registrations with other third parties are necessary for execution and delivery of this Agreement by Liberty Bank or for completion by Liberty Bank of the Mergers and performance by Liberty Bank of its obligations hereunder. Liberty Bank has no reason to believe that Regulatory Approvals or other required consents or approvals will not be received or will include conditions (financial or otherwise) or requirement that could reasonably be expected by Liberty Bank to result in a Material Adverse Effect on Liberty Bank or on Middlefield Banc Corp. or The Middlefield Banking Company, or that a public body or authority having jurisdiction over the affairs of Liberty Bank, the consent or approval of which is not required or under the rules of which a filing is not required, will object to the Mergers or completion of the other transactions under this Agreement.

4.5 Financial Statements.

4.5.1 The Liberty Bank Regulatory Reports filed with the OCC were prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by the reports.

4.5.2 Liberty Bank made available to Middlefield Banc Corp. the Liberty Bank Financial Statements for the periods through June 30, 2016. The Liberty Bank Financial Statements fairly present in each case in all material respects (subject in the case of unaudited interim statements to normal year-end adjustments) the financial position, results of operations, and cash flows of Liberty Bank and the Liberty Bank Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as stated in the notes thereto, or in the case of unaudited statements as permitted by GAAP.

4.5.3 At the date of the most recent balance sheet included in the Liberty Bank Financial Statements or Liberty Bank Regulatory Reports Liberty Bank did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be presented in the Liberty Bank Financial Statements or Liberty Bank Regulatory Reports or in footnotes that are not fully presented or reserved against therein or fully disclosed in a footnote, except for liabilities, obligations, and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business consistent with past practice, and subject in the case of any unaudited statements to normal, recurring audit adjustments and absence of footnotes.

4.6 Taxes.

4.6.1 Liberty Bank and the Liberty Bank Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986. On behalf of itself and the Liberty Bank Subsidiaries, Liberty Bank has timely filed or caused to be filed all Tax Returns (including but not limited to those filed on a consolidated, combined, or unitary basis) required to be filed by Liberty Bank and the Liberty Bank Subsidiaries before the date of this Agreement, or requests for extensions to file the returns and reports have been timely filed. All of Liberty Bank’s Tax Returns are true, correct, and complete in all material respects. Liberty Bank and the Liberty Bank Subsidiaries have timely paid or before the Effective Time will pay all Taxes, whether or not shown on returns or reports, due or claimed to be due to any Governmental Entity, other than Taxes being contested in good faith. Liberty Bank and the Liberty Bank Subsidiaries have declared on their Tax Returns all positions taken that could result in substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Internal Revenue Code (or any corresponding provision of state or local laws). As of the most recent Liberty Bank Financial Statements, accrued but unpaid Taxes of Liberty Bank and the Liberty Bank Subsidiaries did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established for timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto). Liberty Bank and the Liberty Bank Subsidiaries are subject to Tax audits in the ordinary course of business. Liberty Bank management does not believe that an adverse resolution of Tax audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Liberty Bank. Liberty Bank and the Liberty Bank Subsidiaries have not been notified in writing by any jurisdiction that Liberty Bank or any Liberty Bank Subsidiary is required to file in the jurisdiction a Tax Return that has not been filed. Neither Liberty Bank nor any Liberty Bank Subsidiary is a member of a group that has filed or been included in a combined, consolidated, or unitary income Tax Return other than a group the common parent of which is Liberty Bank or has any liability for Taxes of any Person other than Liberty Bank or a Liberty Bank Subsidiary under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee or successor, by contract, or otherwise. As of the date of this Agreement, all deficiencies proposed in writing as a result of audits have been paid or settled. There are no written claims or assessments pending against Liberty Bank or a Liberty Bank Subsidiary for an alleged deficiency in a Tax due, and neither Liberty Bank nor a Liberty Bank Subsidiary has been notified in writing of any proposed Tax claims or assessments against Liberty Bank or a

Liberty Bank Subsidiary. Liberty Bank and the Liberty Bank Subsidiaries have duly and timely withheld, collected, and paid over to the appropriate taxing authority all amounts required to be withheld and paid under applicable laws, and duly and timely filed all Tax Returns for withheld Taxes within the time prescribed under applicable law. Liberty Bank has delivered to Middlefield Banc Corp. true and complete copies of all Tax Returns of Liberty Bank and Liberty Bank Subsidiaries for taxable periods ending on or after December 31, 2012. Neither Liberty Bank nor a Liberty Bank Subsidiary is or has been a party to a reportable transaction, as defined in Section 6707A(c)(1) of the Internal Revenue Code of 1986 and Treas. Reg. 1.6011-4 (b). Neither Liberty Bank nor a Liberty Bank Subsidiary has distributed stock of another Person or had stock distributed by another Person in a transaction purportedly or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code. Neither Liberty Bank nor a Liberty Bank Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii).

4.6.2 Neither Liberty Bank nor any of the Liberty Bank Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

4.7 No Material Adverse Effect. To Liberty Bank’s Knowledge, since December 31, 2015 no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on Liberty Bank.

4.8 Material Contracts; Leases; Defaults.

4.8.1 Except as stated in Liberty Bank Disclosure Schedule 4.8.1, Liberty Bank is not a party to or subject to (1) an employment, consulting, or severance contract or arrangement with any past or present officer, director, employee, or consultant, (2) a plan, arrangement, or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any past or present officers, directors, employees, or consultants, (3) an agreement that by its terms limits or affects the payment of dividends by Liberty Bank, (4) an instrument evidencing or related to indebtedness for borrowed money exceeding $250,000, including but not limited to a purchase money obligation, conditional sale, lease purchase, guaranty, or otherwise, for which Liberty Bank is an obligor to a Person, which instrument evidences or relates to indebtedness (other than deposits, FHLB advances with a term to maturity up to and including one year, repurchase agreements, bankers’ acceptances, and transactions in federal funds) or that contains financial covenants or other non-customary restrictions (other than those relating to payment of principal and interest when due) that would be applicable on or after the Closing Date to Liberty Bank, (5) any other agreement, written or oral, that is not terminable without cause on 60 days’ notice or less without penalty or payment, or obligating Liberty Bank for payment of more than $20,000 annually or for payment of more than $50,000 over its remaining term, or (6) an agreement (other than this Agreement), contract, arrangement, commitment, or understanding, written or oral, that materially restricts or limits Liberty Bank’s conduct of business.

4.8.2 Subject to any consents that may be required as a result of the Mergers or other transactions under this Agreement, which required consents are identified in Liberty Bank Disclosure Schedule 4.8.2, to Liberty Bank’s Knowledge Liberty Bank is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound, and there has not occurred an event that, with the lapse of time, giving of notice, or both, would constitute a default. Each real estate lease requiring consent of the lessor or its agent as a result of the Mergers or another form of change in control is identified in Liberty Bank Disclosure Schedule 4.8.2, identifying the section of the lease containing the consent requirement. Liberty Bank Disclosure Schedule 4.8.2 also identifies any other Liberty Bank contract (x) requiring consent of the other party or parties to the Mergers or another form of change in control or (y) for which The Middlefield Banking Company’s rights as successor to Liberty Bank may be adversely affected if the Mergers is undertaken without the consent of the other party or parties. Liberty Bank Disclosure Schedule 4.8.2, identifies the section of the contract requiring consent or having to do with The Middlefield Banking Company’s rights as successor.

4.8.3 True and correct copies of agreements, contracts, arrangements, and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to Middlefield Banc Corp. on or before the date of this Agreement, and the agreements, contracts, arrangements, and instruments are in full force and effect on the date of this Agreement. Except as stated in Liberty Bank Disclosure Schedule 4.8.3, no agreement, plan, contract, or arrangement (x) provides for accelerated vesting of benefits or accelerated payments due thereunder upon the occurrence of a change in ownership or control of Liberty Bank or upon the occurrence of a subsequent event, (y) requires Liberty Bank to provide a benefit in the form of Liberty Bank common stock or determined by reference to the value of Liberty Bank common stock, or (z) contains provisions permitting an employee, director, or independent contractor to terminate the agreement or arrangement without cause but continue to accrue benefits.

4.8.4 Since December 31, 2015 through and including the date of this Agreement, except as stated in Liberty Bank Disclosure Schedule 4.8.4, Liberty Bank has not (1) except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted severance or termination pay, entered into a contract to make or grant severance or termination pay (except as required under the terms of agreements or severance plans, and as previously disclosed by Liberty Bank), or paid a bonus other than the customary year-end bonuses in amounts consistent with past practice, (2) granted options or warrants to purchase shares of Liberty Bank common stock or any right to acquire any shares of capital stock to an executive officer, director, or employee, (3) other than retention bonuses payable to Liberty Bank employees pursuant to Section 7.10.3 of this Agreement, increased or established a bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including without limitation the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, or phantom stock awards), stock purchase or other employee benefit plan, (4) made a material election for federal or state income tax purposes, (5) made a material change in credit policies or procedures the effect of which was or is to make a policy or procedure less restrictive in any material respect, (6) made a material acquisition or disposition of assets or properties, or a contract for acquisition or disposition entered into other than loans and loan commitments, (7) entered into a lease of real or personal property requiring annual payments exceeding $10,000, other than for foreclosed property or in the ordinary course of business consistent with past practice, (8) changed accounting methods, principles, or practices affecting Liberty Bank’s assets, liabilities, or businesses, including a reserving, renewal, or residual method, practice, or policy; or (9) suffered a strike, work stoppage, slow-down, or other labor disturbance.

4.9 Ownership of Property; Insurance Coverage.

4.9.1 Liberty Bank and each Liberty Bank Subsidiary has good and, regarding real property, marketable title to all assets and properties used by Liberty Bank and the Liberty Bank Subsidiaries in the conduct of businesses, whether the assets and properties are real or personal, tangible or intangible, including assets and property identified in the most recent balance sheet contained in the Liberty Bank Financial Statements or acquired thereafter (excepting assets and properties disposed of in the ordinary course of business since the date of the balance sheet), subject to no encumbrances, liens, mortgages, security interests, or pledges, except (1) items securing liabilities for public or statutory obligations or any discount with, borrowing from, or other obligations to the FHLB, inter-bank credit facilities, reverse repurchase agreements, or any transaction by Liberty Bank acting in a fiduciary capacity, and (2) statutory liens for amounts not yet delinquent or being contested in good faith. As lessee, Liberty Bank and each Liberty Bank Subsidiary has the right under valid and existing leases of real and personal properties used by Liberty Bank or the Liberty Bank Subsidiary in the conduct of business to occupy or use all such properties as presently occupied and used. Existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments for the leases and lease commitments are as disclosed in all material respects in the notes to the Liberty Bank Financial Statements.

4.9.2 For all material agreements under which Liberty Bank or a Liberty Bank Subsidiary has purchased securities subject to an agreement to resell, if any, Liberty Bank or the Liberty Bank Subsidiary has a lien or security interest (which to Liberty Bank’s Knowledge is a valid and perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of the collateral equals or exceeds the amount of the debt secured thereby.

4.9.3 Except as described in Liberty Bank Disclosure Schedule 4.9.3, Liberty Bank and each Liberty Bank Subsidiary currently maintains (and has continuously maintained during the past six years) insurance considered by each of them to be reasonable for their respective operations. Neither Liberty Bank nor a Liberty Bank Subsidiary has received notice from an insurance carrier that any currently existing insurance will be canceled, coverage reduced or eliminated, or premium costs increased. Except as stated in Liberty Bank Disclosure Schedule 4.9.3, there are no claims pending under policies of insurance and no notices of claim have been given by Liberty Bank or a Liberty Bank Subsidiary under the policies. All insurance is valid and enforceable and in full force and effect (other than insurance expiring in accordance with its terms), and within the last three years Liberty Bank and each Liberty Bank Subsidiary has received each type of insurance coverage for which it applied and was not denied indemnification for any claims submitted under an insurance policy. Liberty Bank Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Liberty Bank and each Liberty

Bank Subsidiary, including the name of the insurer, policy number, type of policy, and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.9.3. Liberty Bank has made available to Middlefield Banc Corp. a copy of all policies identified in Liberty Bank Disclosure Schedule 4.9.3.

4.10 Legal Proceedings. Except as disclosed in Liberty Bank Disclosure Schedule 4.10, neither Liberty Bank nor a Liberty Bank Subsidiary is party to, and there are no pending or, to Liberty Bank’s Knowledge, threatened, legal, administrative, arbitration, or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (1) against Liberty Bank or a Liberty Bank Subsidiary, (2) to which Liberty Bank’s or a Liberty Bank Subsidiary’s assets are or may be subject, (3) challenging the validity or propriety of the Mergers or any of the transactions under this Agreement, or (4) that reasonably could be expected to adversely affect the ability of Liberty Bank to perform its obligations under this Agreement.

4.11 Compliance with Applicable Law. Except as stated in Liberty Bank Disclosure Schedule 4.11 and except as stated in Section 4.14:

4.11.1 To Liberty Bank’s Knowledge, Liberty Bank and each Liberty Bank Subsidiary complies in all material respects with federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business, and its relationship with employees, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and Liberty Bank has not received written notice to the contrary.

4.11.2 To Liberty Bank’s Knowledge, Liberty Bank and each Liberty Bank Subsidiary has all necessary permits, licenses, authorizations, orders, and approvals of and has made all necessary applications, and registrations with Governmental Entities and Bank Regulators to permit it to own or lease its properties and conduct its business as currently conducted. All necessary permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the Knowledge of Liberty Bank no suspension or cancellation of any of the permits, licenses, certificates, orders or approvals is threatened or will result from the consummation of the Mergers or the other transactions under this Agreement, subject to obtaining Regulatory Approvals.

4.11.3 Except as set forth in Liberty Bank Disclosure Schedule 4.11.3, since January 1, 2013 neither Liberty Bank nor a Liberty Bank Subsidiary has received written notification or other communication from a Bank Regulator (1) asserting that Liberty Bank or a Liberty Bank Subsidiary is not in material compliance with any of the statutes, regulations, or ordinances the Bank Regulator enforces, (2) threatening to revoke a license, franchise, permit, or governmental authorization, (3) requiring or threatening to require Liberty Bank or a Liberty Bank Subsidiary, or stating that Liberty Bank or a Liberty Bank Subsidiary is required, to enter into a cease and desist order, agreement, memorandum of understanding, or any other arrangement with a federal or state governmental agency or authority charged with the supervision or regulation of banks, or restricting or limiting or purporting to restrict or limit the operations of Liberty Bank or a Liberty Bank Subsidiary, including without limitation a restriction on the payment of dividends, or (4) directing, restricting, or limiting or purporting to direct, restrict, or limit the operations of Liberty Bank or a Liberty Bank Subsidiary (any such notice, communication, memorandum, agreement, order, or other arrangement described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Subject to adherence to regulatory confidentiality obligations, neither Liberty Bank nor a Liberty Bank Subsidiary has consented to or entered into a Regulatory Agreement that is currently in effect. The most recent Performance Evaluation given to Liberty Bank under the Community Reinvestment Act of 1977 is Satisfactory or better.

4.11.4 Liberty Bank does not have Knowledge of any facts or circumstances that could form the reasonable basis for the assertion of any proceeding against Liberty Bank under any UDAP Law that, if determined adversely to Liberty Bank, would be likely to have a Material Adverse Effect.

4.11.5 Except as disclosed in Section 4.11 of the Liberty Bank Disclosure Schedule, to Liberty Bank’s Knowledge, and subject to regulatory confidentiality obligations, there (i) is no unresolved violation, criticism, or exception by any Bank Regulator with respect to any report or statement relating to any examinations or inspections of Liberty Bank, and (ii) are no notices or correspondence received by Liberty Bank with respect to formal or informal inquiries by, or disagreements or disputes with, any Bank Regulator with respect to Liberty Bank’s business, operations or policies since January 1, 2013.

4.12 Employee Benefit Plans.

4.12.1 Liberty Bank Disclosure Schedule 4.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus, or other incentive plans, all employment, change in control, consulting, severance, and retention agreements, all other written employee programs, arrangements, or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance, or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Liberty Bank, a Liberty Bank Subsidiary, or an ERISA Affiliate for the benefit of employees, former employees, retirees (or dependents, including spouses, of the foregoing), directors, independent contractors, or other service providers to Liberty Bank and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Liberty Bank are eligible to participate (collectively, “Liberty Bank Benefit Plans”). Liberty Bank has no written or oral commitment to create an additional Liberty Bank Benefit Plan or materially modify, change, or renew an existing Liberty Bank Benefit Plan (a modification or change increasing the cost of a plan is deemed material), except as required to maintain qualified status.

Liberty Bank has made available to Middlefield Banc Corp. true and complete copies of each Liberty Bank Benefit Plan.

4.12.2 All Liberty Bank Benefit Plans are in material compliance with (and have been managed and administered in accordance with) the applicable terms of ERISA, the Internal Revenue Code of 1986, and any other applicable laws. Except as stated in Liberty Bank Disclosure Schedule 4.12.2, each Liberty Bank Benefit Plan governed by ERISA and intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code has either (1) received a favorable determination letter from the IRS (and Liberty Bank is not aware of any circumstances likely to result in revocation of a favorable determination letter) or timely application has been made therefor, or (2) is maintained under a prototype plan approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor, or (3) is maintained under a volume submitter plan approved by the IRS and is entitled to rely upon the IRS National Office advisory letter issued to the volume submitter sponsor. To the Knowledge of Liberty Bank, there exists no fact that would adversely affect qualification of any of the Liberty Bank Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code, or any threatened or pending claim against any of the Liberty Bank Benefit Plans or their fiduciaries by any participant, beneficiary, or Governmental Entity (other than routine claims for benefits). Neither Liberty Bank nor a Liberty Bank Subsidiary has engaged in a transaction or omitted to take any action regarding a Liberty Bank Benefit Plan that would reasonably be expected to subject Liberty Bank or a Liberty Bank Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Internal Revenue Code or Sections 409 or 502 of ERISA.

4.12.3 No Liberty Bank Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Liberty Bank or an ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Internal Revenue Code of 1986. Except as stated in Liberty Bank Disclosure Schedule 4.12.3, neither Liberty Bank nor an ERISA Affiliate has ever maintained or contributed to a Liberty Bank Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither Liberty Bank, an ERISA Affiliate, nor any trust created thereunder, nor any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty under Section 409 or 502 of ERISA or a tax imposed under Chapter 43 of the Internal Revenue Code.

4.12.4 All material contributions required to be made under the terms of a Liberty Bank Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Liberty Bank’s consolidated financial statements to the extent required by GAAP and Section 412 of the Internal Revenue Code of 1986. Liberty Bank and each Liberty Bank Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Liberty Bank Benefit Plan for financial reporting purposes to the extent required by GAAP.

4.12.5 Liberty Bank has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986 (the “COBRA”), and the regulations thereunder. All reports, statements, returns, and other information required to be furnished or filed regarding Liberty Bank Benefit Plans have been timely furnished, filed, or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Internal Revenue Code, and they are true, correct, and complete. To Liberty Bank’s Knowledge, records regarding Liberty Bank Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Liberty Bank’s Knowledge, neither Liberty Bank nor any other fiduciary (as that term is defined in ERISA Section 3(21)) for a Liberty Bank Benefit Plan has liability for a breach of fiduciary duties under Sections 404, 405 or 409 of ERISA. No Liberty Bank Benefit Plan fails to satisfy applicable requirements of Section 105(h)(2) of the Internal Revenue Code (determined without regard to whether the Liberty Bank Benefit Plan is self-insured).

4.12.6 Liberty Bank has furnished or otherwise made available to Middlefield Banc Corp. true and complete copies of (1) plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules, and benefit schedules (as applicable) for each written Liberty Bank Benefit Plan, (2) a summary of each unwritten Liberty Bank Benefit Plan (if applicable), (3) annual reports (Form 5500 series) for the three most recent years for each Liberty Bank Benefit Plan (if applicable), (4) actuarial valuation reports and financial statements as of the most recently completed plan year for each Liberty Bank Benefit Plan, including total accrued and vested liabilities, all contributions made by Liberty Bank, and assumptions on which the calculations are based, (5) all related trust agreements, insurance contracts, or other funding agreements currently implementing the Liberty Bank Benefit Plans (if applicable), (6) the most recent IRS determination letter for each tax-qualified Liberty Bank Benefit Plan (or, for a Liberty Bank Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on the pre-approved plan), and (7) all substantive correspondence relating to any liability of or non-compliance relating to any Liberty Bank Benefit Plan addressed to or received from the IRS, the Department of Labor, or any other Governmental Entity within the past three years.

4.12.7 Except as stated in Liberty Bank Disclosure Schedule 4.12.7, Liberty Bank has no liability for retiree health, life, or disability insurance or any retiree death benefits under any Liberty Bank Benefit Plan other than any benefits required under COBRA or similar state laws. There has been no communication to employees by Liberty Bank that would reasonably be expected to promise or guarantee retiree health, life, or disability insurance or retiree death benefits.

4.12.8 Except as stated in Liberty Bank Disclosure Schedule 4.12.8, neither execution and delivery of this Agreement nor consummation of the Mergers and other transactions under this Agreement will (1) result in a payment (including severance) becoming due to any director or employee of Liberty Bank under a Liberty Bank Benefit Plan, (2) increase benefits otherwise payable under a Liberty Bank Benefit Plan; or (3) result in acceleration of the time of payment or the vesting of any benefit. Except as stated in Liberty Bank Disclosure Schedule 4.12.8, no payment expected to be made by or from a Liberty Bank Benefit Plan will, either alone or together with any other payment, or could properly be characterized as an excess parachute payment under Section 280G of the Internal Revenue Code of 1986 or will or could, either individually or collectively, be a payment that is not deductible under Section 162(m) of the Internal Revenue Code.

4.12.9 Liberty Bank Disclosure Schedule 4.12.9 identifies each Liberty Bank Benefit Plan providing for the deferral of compensation and that may be subject to Internal Revenue Code Section 409A (“Liberty Bank Nonqualified Deferred Compensation Plan”) and the aggregate amounts deferred, if any, under each Liberty Bank Nonqualified Deferred Compensation Plan as of June 30, 2016. Each Liberty Bank Nonqualified Deferred Compensation Plan is maintained in material compliance with and has been managed and administered in accordance with and operated in compliance with Internal Revenue Code Section 409A.

4.12.10 There is not and has not been any trust or fund maintained by or contributed to by Liberty Bank or its employees to fund an employee benefit plan that would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Internal Revenue Code of 1986.

4.12.11 No claim, lawsuit, arbitration, or other action has been asserted or instituted or, to the Knowledge of Liberty Bank, has been threatened or is anticipated against any Liberty Bank Benefit Plan (other than routine claims for benefits and appeals of claims), Liberty Bank, any Liberty Bank Subsidiary, or any director, officer, or employee, or the assets of any trust of a Liberty Bank Benefit Plan.

4.12.12 Liberty Bank Disclosure Schedule 4.12.12 includes a schedule of all termination benefits and related payments payable to the individuals identified thereon under an employment agreement, change in control agreement, severance arrangement or policy, supplemental executive retirement plan, deferred bonus plan, deferred compensation plan, salary continuation plan, any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Liberty Bank for the benefit of officers, employees, or directors (the “Liberty Bank Benefits Schedule”), assuming their employment or service is terminated without cause as of December 31, 2016 and the Effective Time occurs on that date and based on other assumptions specified in the schedule. No other individuals are entitled to benefits under any plans.

4.13 Brokers, Finders, and Financial Advisors. Except for the retention by Liberty Bank of Boenning & Scattergood, Inc. and fees payable by Liberty Bank to Boenning & Scattergood, neither Liberty Bank or a Liberty Bank Subsidiary nor any of their officers, directors, employees, or agents has employed a broker, finder, or financial advisor regarding the Mergers or other transactions under this Agreement or incurred a liability or commitment for fees or commissions to any Person regarding the Mergers or other transactions under this Agreement. A true and correct copy of the engagement agreement between Liberty Bank and Boenning & Scattergood, Inc., stating fees payable to Boenning & Scattergood, Inc. for its services, is attached to Liberty Bank Disclosure Schedule 4.13.

4.14 Environmental Matters. Except as stated in Liberty Bank Disclosure Schedule 4.14:

(A) To the Knowledge of Liberty Bank, Liberty Bank, and the Liberty Bank Subsidiaries, for the last five years are and have been in material compliance with Environmental Laws,

(B) Neither Liberty Bank nor a Liberty Bank Subsidiary has received written notice in the last five years that there is a material suit, claim, action, demand, executive, or administrative order, directive, request for information, investigation, or proceeding pending and, to the Knowledge of Liberty Bank, no such action is threatened before any court, governmental agency, or other forum against Liberty Bank, or a Liberty Bank Subsidiary, (x) for alleged noncompliance (including by a predecessor) with or liability under an Environmental Law or (y) relating to the presence of or release into the environment of Materials of Environmental Concern, regardless of whether occurring at or on a site owned, leased, or operated by Liberty Bank or a Liberty Bank Subsidiary,

(C) To the Knowledge of Liberty Bank, the properties currently owned or leased by Liberty Bank or a Liberty Bank Subsidiary (including without limitation soil, groundwater, or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or de minimis in nature and extent,

(D) To the Knowledge of Liberty Bank, there are no underground storage tanks on, in, or under any properties owned or operated by Liberty Bank or a Liberty Bank Subsidiary and no underground storage tanks have been closed or removed from any properties owned or operated by Liberty Bank or a Liberty Bank Subsidiary except in compliance with Environmental Laws,

(E) Liberty Bank and each Liberty Bank Subsidiary have provided copies of Phase I studies or Phase II environmental assessments performed in the last five years for any properties owned or leased by Liberty Bank or a Liberty Bank Subsidiary.

4.15 Loan Portfolio.

4.15.1 The allowance for loan losses in the notes to Liberty Bank’s audited balance sheets at December 31, 2015 and 2014 were, and the allowance for loan losses in the notes to the unaudited financial statements for periods ending after December 31, 2015 were adequate as of the dates thereof under GAAP.

4.15.2 Liberty Bank Disclosure Schedule 4.15.2 identifies as of the most recently available date (and in no event earlier than June 30, 2016) by account of (a) each borrower, customer, or other party that has notified Liberty Bank during the past twelve months of, or has asserted against Liberty Bank, in each case in writing, any “lender liability” or similar claim, and to the Knowledge of Liberty Bank each borrower, customer, or other party that has given Liberty Bank oral notification of or orally asserted to or against Liberty Bank any such claim, and (b) all loans (1) that are contractually past due 90 days or more in the payment of principal or interest, (2) that are on nonaccrual status, (3) that as of June 30, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) for which the interest rate has been reduced or the maturity dates has been extended because of concerns regarding the borrower’s ability to pay in accordance with the initial terms, or (5) for which a specific reserve allocation exists, and (c) all other assets classified by Liberty Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3 All loans receivable (including discounts) and accrued interest entered on the books of Liberty Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness for the loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts, and accrued interest on the books of Liberty Bank are subject to no defenses, set-offs, or counterclaims (whether under usury or truth-in-lending laws or otherwise), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity. All loans reflected on the Liberty Bank Financial Statements are owned by Liberty Bank free and clear of liens.

4.15.4 The notes and other evidences of indebtedness evidencing loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are valid, true, and genuine and are what they purport to be.

4.16 Related Party Transactions. Except as stated in Liberty Bank Disclosure Schedule 4.16, neither Liberty Bank nor a Liberty Bank Subsidiary is a party to a transaction (including a loan or other credit accommodation) with an Affiliate of Liberty Bank or a Liberty Bank Subsidiary. Except as stated in Liberty Bank Disclosure Schedule 4.16, all transactions with Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate of Liberty Bank or a Liberty Bank Subsidiary is in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified, or extended. Neither Liberty Bank nor a Liberty Bank Subsidiary has been notified that principal or interest on any such loan or other credit accommodation will not be paid when due or that the loan grade classification of the loan or credit accommodation is inappropriate.

4.17 Deposits. None of the deposits of Liberty Bank as of June 30, 2016 are brokered deposits, as defined in 12 C.F.R. Section 337.6(a)(2).

4.18 Board Approval. The Board of Directors of Liberty Bank has determined that the Mergers are in the best interests of Liberty Bank and its stockholders, has approved this Agreement, the Mergers, and the other transactions under this Agreement, has resolved to recommend to the holders of Liberty Bank common stock approval of this Agreement, and has directed that this Agreement and the Mergers be submitted to the holders of Liberty Bank common stock for their approval and adoption. The Board of Directors of Liberty Bank has taken all necessary action under antitakeover, control share acquisition, merger moratorium, or similar laws so that, assuming Regulatory Approval and Liberty Bank Stockholder Approval, the Mergers and the other transactions under this Agreement may be completed according to the terms of this Agreement and may be completed without having to comply with the provisions of those laws.

4.19 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for Liberty Bank’s own account, for the account of a Liberty Bank Subsidiary, or for the account of one or more of Liberty Bank’s or a Liberty Bank Subsidiary’s customers, in force and effect as of June 30, 2016, were entered into in compliance with all applicable laws, rules, regulations, and regulatory policies, and to the Knowledge of Liberty Bank, with counterparties believed to be financially responsible at the time, and to the Knowledge of Liberty Bank and each Liberty Bank Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Liberty Bank or the Liberty Bank Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Liberty Bank or a Liberty Bank Subsidiary nor any other party is in breach of its obligations under the agreement or arrangement.

4.20 Fairness Opinion. The Board of Directors of Liberty Bank has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date) from Boenning & Scattergood, Inc. to the effect that, subject to the terms, conditions, assumptions, and qualifications therein, as of the date of the opinion the Merger Consideration to be received by the Liberty Bank stockholders in the Interim Merger is fair to Liberty Bank stockholders from a financial point of view. The opinion has not been amended or rescinded as of the date of this Agreement.

4.21 Intellectual Property. Liberty Bank owns or, to Liberty Bank’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks, and trademarks used in its business, and Liberty Bank has not received a notice of breach or conflict asserting the rights of others. Liberty Bank has performed all obligations required to be performed and is not in default under a contract, agreement, arrangement, or commitment relating to any patents, copyrights, trade secrets, trade names, computer software, service marks, and trademarks used in its business.

4.22 Duties as Fiduciary. Liberty Bank does not perform any duties in any line of business requiring it to act in a fiduciary capacity to any other Person. For purposes of this Section 4.22, the term fiduciary capacity means (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act or (b) possessing investment discretion on behalf of another, and the term fiduciary capacity excludes Liberty Bank’s capacity concerning individual retirement accounts or the Liberty Bank Benefit Plans.

4.23 Employees; Labor Matters.

4.23.1 Liberty Bank Disclosure Schedule 4.23.1 gives the following information for each employee as of June 30, 2016: job location, job title, current annual base salary, most recent cash bonus, and year of hire.

4.23.2 There are no labor or collective bargaining agreements to which Liberty Bank or a Liberty Bank Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Liberty Bank, threatened against Liberty Bank or a Liberty Bank Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances not related to union employees), work slowdown, stoppage, or lockout pending or, to the Knowledge of Liberty Bank, threatened against Liberty Bank or a Liberty Bank Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Liberty Bank, threatened against Liberty Bank or a Liberty Bank Subsidiary (other than routine employee grievances not related to union employees). To Liberty Bank’s Knowledge, Liberty Bank and each Liberty Bank Subsidiary is in compliance with all applicable laws governing employment and employment practices, terms and conditions of employment, and wages and hours. Neither Liberty Bank nor a Liberty Bank Subsidiary is engaged in unfair labor practices. Neither Liberty Bank nor a Liberty Bank Subsidiary is a party to or bound by an agreement for leasing employees.

4.23.3 To Liberty Bank’s Knowledge, all Persons who have been treated as independent contractors by Liberty Bank for Tax purposes satisfy the criteria to be so treated under all applicable federal, state, and local Tax laws, rules, and regulations.

4.24 Liberty Bank Information Supplied. The information relating to Liberty Bank or a Liberty Bank Subsidiary supplied or to be supplied by or on behalf of Liberty Bank for inclusion in the Registration Statement or in any other document relating to the Mergers or other transactions under this Agreement and filed or to be filed with a Bank Regulator or other Governmental Entity does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which made, not misleading.

4.25 Internal Controls.

4.25.1 The records, systems, controls, data, and information of Liberty Bank and Liberty Bank Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical, or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Liberty Bank or Liberty Bank Subsidiaries or accountants (including all means of access), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls.

4.25.2 Based on its most recent evaluation before the date of this Agreement, Liberty Bank has disclosed to its auditors and the audit committee of the Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, and any fraud, regardless of whether material, involving management or employees who have a significant role in internal controls over financial reporting.

4.25.3 Since December 31, 2015 neither Liberty Bank or any Liberty Bank Subsidiary nor, to Liberty Bank’s Knowledge, any director, officer, employee, auditor, accountant, or representative of Liberty Bank or a Liberty Bank Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods (whether concerning loan loss reserves, write- downs, charge-offs, accruals, or otherwise) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2015 no attorney representing Liberty Bank or a Liberty Bank Subsidiary, regardless of whether employed by Liberty Bank or a Liberty Bank Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Liberty Bank, a Liberty Bank Subsidiary, or any of their officers, directors, employees, or agents to Liberty Bank’s Board of Directors or any committee thereof or to any of its directors or officers.

4.26 Bank Owned Life Insurance. Liberty Bank has not purchased bank-owned life insurance on any current employee. Each director, officer, or other employee on whose life Liberty Bank or a Liberty Bank Subsidiary maintains insurance is identified in Liberty Bank Disclosure Schedule 4.26, and a copy of each life insurance policy has been provided to Middlefield Banc Corp. No current or former director, officer, or other employee has a split-dollar life insurance agreement with Liberty Bank or a Liberty Bank Subsidiary.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MIDDLEFIELD

The representations and warranties in this Article 5 are subject to and are qualified by the Middlefield Disclosure Schedule delivered by Middlefield Banc Corp. to Liberty Bank on the date of this Agreement. Except for the representations and warranties in Section 5.2 regarding capitalization, which are true and correct in all respects, no representation or warranty in this Article 5 will be deemed untrue or incorrect and Middlefield Banc Corp. and The Middlefield Banking Company will not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, circumstance, or event unless the fact, circumstance, or event, individually or taken together with all other facts, circumstances, or events, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for or reference to materiality in the representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in the representation or warranty.

5.1 Organization.

5.1.1 Middlefield Banc Corp. is a corporation duly organized and validly existing under the laws of the State of Ohio. Middlefield Banc Corp. is duly registered as a bank holding company under the BHCA. Middlefield Banc Corp. has full corporate power and authority to carry on its business as now conducted. Middlefield Banc Corp. is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires qualification. MBC Interim Bank, when formed and as of the Effective Time, will be an interim Ohio state-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Ohio.

5.1.2 The Middlefield Banking Company is a commercial bank duly organized and validly existing under the laws of the State of Ohio. The Middlefield Banking Company has full corporate power and authority to carry on its business as now conducted. The Middlefield Banking Company is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires qualification. Deposits in The Middlefield Banking Company are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid for deposit insurance have been paid when due. The Middlefield Banking Company is a member in good standing of the FHLB and owns the requisite amount of FHLB stock.

5.1.3 Middlefield Disclosure Schedule 5.1.3 identifies each Middlefield Subsidiary and its jurisdiction of incorporation or organization. Each Middlefield Subsidiary is a corporation, limited liability company, or other legal entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Middlefield Subsidiary has full corporate power and authority to carry on its business as now conducted. Each Middlefield Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires qualification.

5.1.4 The minute books of Middlefield Banc Corp., The Middlefield Banking Company, and each other Middlefield Subsidiary accurately record all corporate actions of stockholders and the Boards of Directors, including committees.

5.1.5 Before the date of this Agreement, Middlefield Banc Corp. made available to Liberty Bank true and complete copies of the articles of incorporation, charter, or certificate of incorporation, as applicable, and code of regulations, bylaws, or other governing documents of Middlefield Banc Corp., The Middlefield Banking Company, and each other Middlefield Subsidiary.

5.2. Capitalization.

5.2.1 The authorized capital stock of Middlefield Banc Corp. consists exclusively of 10,000,000 shares of common stock, without par value. As of the date of this Agreement there are (1) 2,246,904 shares of Middlefield Banc Corp. common stock validly issued and outstanding, all of which are fully paid and non-assessable, (2) 386,165 shares of Middlefield Banc Corp. common stock held by Middlefield Banc Corp. in treasury, and (3) 31,949 shares of Middlefield Banc Corp. common stock reserved for issuance upon exercise of outstanding stock options. Middlefield Banc Corp. does not own of record or beneficially any shares of Middlefield Banc Corp. common stock other than shares held as treasury stock or in a fiduciary capacity. Neither Middlefield Banc Corp. nor any Middlefield Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Middlefield Banc Corp. or any other security of Middlefield Banc Corp. or any Middlefield Subsidiary or any securities representing the right to vote, purchase, or otherwise receive any capital stock of Middlefield Banc Corp. or any Middlefield Subsidiary or any other security of Middlefield Banc Corp. or any Middlefield Subsidiary, other than shares of Middlefield Banc Corp. common stock underlying options granted under benefit plans maintained by Middlefield Banc Corp. All shares of Middlefield Banc Corp. common stock issuable by option exercise are or will when issued be duly authorized, validly issued, fully paid, and non- assessable, when issued upon the terms and conditions specified in the agreements under which they are issuable.

5.2.2 Middlefield Banc Corp. owns all of the equity interests of each Middlefield Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements, and restrictions of any kind or nature. Except for the Middlefield Subsidiaries and except as stated in Middlefield Disclosure Schedule 5.2.2, Middlefield Banc Corp. does not possess directly or indirectly any equity interest in any corporate or other legal entity, other than equity interests held in the investment portfolio of Middlefield Banc Corp. or a Middlefield Subsidiary (which in no case exceeds five percent of an issuer’s outstanding equity securities) and equity interests held as a result of the lending activities of The Middlefield Banking Company, including stock in the FHLB.

5.2.3 Except as disclosed in Middlefield Disclosure Schedule 5.2.3, to Middlefield Banc Corp.’s Knowledge no Person is the beneficial owner (as defined in Section 13(d) of the Securities Exchange Act of 1934) as of the date of this Agreement of five percent or more of the outstanding shares of Middlefield Banc Corp. common stock.

5.2.4 No bonds, debentures, notes, or other indebtedness having the right to vote (either absolute or contingent on certain events) on any matters on which Middlefield Banc Corp.’s stockholders may vote have been issued by Middlefield Banc Corp. and are outstanding.

5.3 Authority; No Violation.

5.3.1 Each of Middlefield Banc Corp. and The Middlefield Banking Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of Regulatory Approvals and approval of this Agreement, the Mergers and the transactions contemplated herein by shareholders of Middlefield Banc Corp. (“Middlefield Shareholder Approval”), to perform its obligations hereunder and to consummate the Mergers and other transactions under this Agreement. Execution and delivery of this Agreement by each of Middlefield Banc Corp. and The Middlefield Banking Company and completion by Middlefield Banc Corp. and The Middlefield Banking Company of the Mergers and other transactions under this Agreement have been duly and validly approved by the Board of Directors of each of Middlefield Banc Corp. and The Middlefield Banking Company. This Agreement, when executed by MBC Interim Bank, shall have been approved by the Board of Directors of Interim Bank and by Middlefield Banc Corp., as the sole shareholder of MBC Interim Bank. Subject to Liberty Bank Stockholder Approval and Middlefield Shareholder Approval and receipt of Regulatory Approvals, and assuming due and valid execution and delivery of this Agreement by Liberty Bank, this Agreement has been duly and validly executed and delivered by each of Middlefield Banc Corp. and The Middlefield Banking Company and constitutes the valid and binding obligation of each of Middlefield Banc Corp. and The Middlefield Banking Company, enforceable against each of Middlefield Banc Corp. and The Middlefield Banking Company in accordance with its terms, subject to applicable bankruptcy, insolvency, and similar laws affecting creditors’ rights generally, and regarding enforceability subject also to general principles of equity.

5.3.2 Neither execution and delivery of this Agreement by Middlefield Banc Corp. or The Middlefield Banking Company nor consummation of the Mergers and other transactions under this Agreement, nor compliance by Middlefield Banc Corp. or The Middlefield Banking Company with the terms and provisions of this Agreement will (1) conflict with or result in a breach of any provision of the articles of incorporation or articles of association, as applicable, and code of regulations or bylaws of Middlefield Banc Corp. or any Middlefield Subsidiary, (2) subject to receipt of all Regulatory Approvals, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, or injunction applicable to Middlefield Banc Corp. or any Middlefield Subsidiary or any of their respective properties or assets, or (3) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, result in termination or amendment of, accelerate performance required by, or result in a right of termination or acceleration or creation of a lien, security interest, charge, or other encumbrance upon any of the properties or assets of Middlefield Banc Corp. or any Middlefield Subsidiary under the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other investment or obligation to which Middlefield Banc Corp. or any Middlefield Subsidiary is a party or by which they or any of their respective properties or assets is bound.

5.4 Consents. Except for (a) receipt of Regulatory Approvals and compliance with conditions contained therein, (b) compliance with applicable requirements of the Securities Act of 1933, the Securities Exchange Act of 1934, and state securities or blue sky laws, (c) filing of the certificates of merger with the Ohio Division of Financial Institutions and Ohio Secretary of State in connection with the Interim Merger and the Bank Merger, (d) filing of the Registration Statement with the SEC and having the SEC declare the Registration Statement effective, (e) receipt of Liberty Bank Stockholder Approval and (f) receipt of Middlefield Shareholder Approval, no consents, waivers, or approvals of or filings or registrations with a Governmental Entity or Bank Regulator are necessary, and to the Knowledge of Middlefield Banc Corp. no consents, waivers, or approvals of or filings or registrations with other third parties are necessary for execution and delivery of this Agreement by Middlefield Banc Corp. and The Middlefield Banking Company or for completion by Middlefield Banc Corp. and The Middlefield Banking Company of the Mergers and performance by Middlefield Banc Corp. and The Middlefield Banking Company of their respective obligations under this Agreement. Middlefield Banc Corp. has no reason to believe that Regulatory Approvals or other required consents or approvals will not be received or will include conditions (financial or otherwise) or requirements that could reasonably be expected by Middlefield Banc Corp. to result in a Material Adverse Effect on Middlefield Banc Corp. and The Middlefield Banking Company, taken as a whole or on Liberty Bank, or that a public body or authority having jurisdiction over the affairs of Middlefield Banc Corp. and The Middlefield Banking Company, the consent or approval of which is not required or under the rules of which a filing is not required, will object to the Mergers or completion of the other transactions under this Agreement.

5.5 Financial Statements.

5.5.1 The Middlefield Regulatory Reports filed with the FDIC and FRB were prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by the reports.

5.5.2 Middlefield Banc Corp. made available to Liberty Bank the Middlefield Financial Statements for the periods through June 30, 2016. The Middlefield Financial Statements fairly present in each case in all material respects (subject in the case of unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations, and cash flows of Middlefield Banc Corp. and the Middlefield Subsidiaries as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as stated in the notes thereto, or in the case of unaudited statements as permitted by GAAP.

5.5.3 At the date of the most recent consolidated statement of financial condition included in the Middlefield Financial Statements or Middlefield Regulatory Reports, Middlefield Banc Corp. did not have any liabilities, obligations, or loss contingencies of any nature (whether absolute, accrued, contingent, or otherwise) of a type required to be presented in the Middlefield Financial Statements or footnotes that are not fully presented or reserved against therein or fully disclosed in a footnote, except for liabilities, obligations, and loss contingencies that are not material individually or in the aggregate or that were incurred in the ordinary course of business consistent with past practice, and subject in the case of any unaudited statements to normal, recurring audit adjustments and absence of footnotes.

5.6 Taxes.

5.6.1 Middlefield Banc Corp. and the Middlefield Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986. On behalf of itself and Middlefield Subsidiaries, Middlefield Banc Corp. has timely filed or caused to be filed all Tax Returns (including but not limited to those filed on a consolidated, combined, or unitary basis) required to be filed by Middlefield Banc Corp. and the Middlefield Subsidiaries before the date of this Agreement, or requests for extensions to file the returns and reports have been timely filed. All of Middlefield Banc Corp.’s Tax Returns are true, correct, and complete in all material respects. Middlefield Banc Corp. and the Middlefield Subsidiaries have timely paid or before the Effective Time will pay all Taxes, whether or not shown on returns or reports, due or claimed to be due to any Governmental Entity, other than Taxes being contested in good faith. Middlefield Banc Corp. and the Middlefield Subsidiaries have declared on their Tax Returns all positions taken that could result in substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Internal Revenue Code (or any corresponding provision of state or local laws). As of the most recent Middlefield Financial Statements, accrued but unpaid Taxes of Middlefield Banc Corp. and the Middlefield Subsidiaries did not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established for timing differences between book and Tax income) included in the most recent balance sheet (rather than in any notes thereto). Middlefield Banc Corp. and the Middlefield Subsidiaries are subject to Tax audits in the ordinary course of business. Middlefield Banc Corp.’s management does not believe that an adverse resolution of Tax audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Middlefield Banc Corp. Middlefield Banc Corp. and the Middlefield Subsidiaries have not been notified in writing by any jurisdiction that Middlefield Banc Corp. or any Middlefield Subsidiary is required to file in the jurisdiction a Tax Return that has not been filed. Neither Middlefield Banc Corp. nor any Middlefield Subsidiary is a member of a group with which they have filed or been included in a combined, consolidated, or unitary income Tax Return other than a group the common parent of which is Middlefield Banc Corp. or has any liability for Taxes of any Person other than Middlefield Banc Corp. or a Middlefield Subsidiary under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date of this Agreement, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Middlefield Banc Corp. or a Middlefield Subsidiary for an alleged deficiency in a Tax due, and neither Middlefield Banc Corp. nor a Middlefield Subsidiary has been notified in writing of any proposed Tax claims or assessments against Middlefield Banc Corp. or a Middlefield Subsidiary. Middlefield Banc Corp. and the Middlefield Subsidiaries have duly and timely withheld, collected, and paid to the appropriate taxing authority all amounts required to be withheld and paid under applicable laws and have duly and timely filed all Tax Returns for withheld Taxes within the time prescribed under any applicable law. Middlefield Banc Corp. has delivered to Liberty Bank true and complete copies of all Tax Returns of Middlefield Banc Corp. and the Middlefield Subsidiaries for taxable periods ending on or after December 31, 2012. Neither Middlefield Banc Corp. nor a Middlefield Subsidiary is or has been a party to a reportable transaction, as defined in Section 6707A(c)(1) of the Internal Revenue Code of 1986 and Treas. Reg. 1.6011-4(b). Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has distributed stock of another Person or had stock distributed by another Person in a transaction purportedly or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code. Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code during the applicable period specified in Section 897(c)(1)(A)(ii).

5.6.2 Neither Middlefield Banc Corp. nor any of the Middlefield Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action, or knows of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986.

5.7 No Material Adverse Effect. To Middlefield Banc Corp.’s Knowledge, since December 31, 2015 no event has occurred and no circumstance has arisen that has had or reasonably would be expected to have a Material Adverse Effect on Middlefield Banc Corp.

5.8 Material Contracts; Leases; Defaults. Except as disclosed in Middlefield Disclosure Schedule 5.8, neither Middlefield Banc Corp. nor The Middlefield Banking Company is a party or subject to any agreement (other than this Agreement), contract, arrangement, commitment, or understanding, written or oral, that materially restricts or limits the conduct of business by Middlefield Banc Corp. or The Middlefield Banking Company. Subject to any consents that may be required as a result of the Mergers or other transactions under this Agreement, which required consents are identified in Middlefield Disclosure Schedule 5.8, to Middlefield Banc Corp.’s Knowledge neither Middlefield Banc Corp. nor The Middlefield Banking Company is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound, and there has not occurred an event that, with the lapse of time, giving of notice, or both, would constitute a default. Since December 31, 2015 through and including the date of this Agreement, except as stated in Middlefield Disclosure Schedule 5.8, neither Middlefield Banc Corp. nor The Middlefield Banking Company has made a material acquisition or disposition of assets or properties, entered into a contract for any such acquisition or disposition, or suffered a strike, work stoppage, slow down, or other labor disturbance.

5.9 Ownership of Property; Insurance Coverage.

5.9.1 Middlefield Banc Corp. and each Middlefield Subsidiary has good and, regarding real property, marketable title to all assets and properties used by Middlefield Banc Corp. or the Middlefield Subsidiary in the conduct of businesses, whether the assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated balance sheet in the Middlefield Financial Statements or acquired thereafter (excepting assets and properties disposed of in the ordinary course of business since the date of the balance sheet), subject to no encumbrances, liens, mortgages, security interests, or pledges, except (1) items securing liabilities for public or statutory obligations or any discount with, borrowing from, or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements, or any transaction by a Middlefield Subsidiary acting in a fiduciary capacity, and (2) statutory liens for amounts not yet delinquent or being contested in good faith.

Middlefield Banc Corp. and the Middlefield Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Middlefield Banc Corp. and the Middlefield Subsidiaries in the conduct of business to occupy or use properties as presently occupied and used by each of them. Existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments for the leases and lease commitments are as disclosed in all material respects in the notes to the Middlefield Financial Statements.

5.9.2 For all material agreements under which Middlefield Banc Corp. or a Middlefield Subsidiary has purchased securities subject to an agreement to resell, if any, Middlefield Banc Corp. or the Middlefield Subsidiary has a lien or security interest (which to Middlefield Banc Corp.’s Knowledge is a valid and perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3 Middlefield Banc Corp. and each Middlefield Subsidiary currently maintains (and has continuously maintained during the past six years) insurance considered by each of them to be reasonable for their respective operations. Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has received notice from an insurance carrier that insurance will be canceled, coverage reduced or eliminated, or premium costs increased. Except as stated in Middlefield Disclosure Schedule 5.9.3, there are no claims pending under policies of insurance and no notices of claim have been given by Middlefield Banc Corp. or any Middlefield Subsidiary under the policies. All insurance is valid and enforceable and in full force and effect (other than insurance expiring in accordance with its terms), and within the last three years Middlefield Banc Corp. and each Middlefield Subsidiary has received each type of insurance coverage for which it applied and was not denied indemnification for any claims submitted under an insurance policy. Middlefield Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by Middlefield Banc Corp. and each Middlefield Subsidiary, including the name of the insurer, policy number, type of policy, and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. Middlefield Banc Corp. has made available to Liberty Bank a copy of all policies identified in Middlefield Disclosure Schedule 5.9.3.

5.10 Legal Proceedings. Except as disclosed in Middlefield Disclosure Schedule 5.10, neither Middlefield Banc Corp. nor a Middlefield Subsidiary is a party to any, and there are no pending or, to the Knowledge of Middlefield Banc Corp., threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (1) against Middlefield Banc Corp. or a Middlefield Subsidiary, (2) to which Middlefield Banc Corp. or a Middlefield Subsidiary’s assets are or may be subject, (3) challenging the validity or propriety of any of the Mergers or other transactions under this Agreement, or (4) that reasonably could be expected to adversely affect the ability of Middlefield Banc Corp. or The Middlefield Banking Company to perform its obligations under this Agreement.

5.11 Compliance with Applicable Law. Except as disclosed in Middlefield Disclosure Schedule 5.11:

5.11.1 To Middlefield Banc Corp.’s Knowledge, Middlefield Banc Corp. and each Middlefield Subsidiary complies in all material respects with federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business, and its relationship with employees, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Middlefield Banc Corp. nor a Middlefield Subsidiary has received written notice to the contrary.

5.11.2 Middlefield Banc Corp. and each Middlefield Subsidiary has all necessary permits, licenses, authorizations, orders, and approvals of and has made all necessary filings, applications, and registrations with Governmental Entities and Bank Regulators to permit it to own or lease its properties and conduct its business as currently conducted. All necessary permits, licenses, certificates of authority, orders, and approvals are in full force and effect and, to the Knowledge of Middlefield Banc Corp., no suspension or cancellation of a permit, license, certificate, order, or approval is threatened or will result from the consummation of the Mergers or other transactions under this Agreement, subject to obtaining Regulatory Approvals.

5.11.3 Since January 1, 2013 neither Middlefield Banc Corp. nor a Middlefield Subsidiary has received written notification or any other communication from a Bank Regulator (1) asserting that Middlefield Banc Corp. or a Middlefield Subsidiary is not in material compliance with a statute, regulation, or ordinance the Bank Regulator enforces, (2) threatening to revoke a license, franchise, permit, or governmental authorization, (3) requiring or threatening to require Middlefield Banc Corp. or a Middlefield Subsidiary, or stating that Middlefield Banc Corp. or a Middlefield Subsidiary is required, to enter into a cease and desist order, agreement, or memorandum of understanding, or any other arrangement with a federal or state governmental agency or authority charged with supervision or regulation of banks or bank holding companies, or restricting or limiting or purporting to restrict or limit the operations of Middlefield Banc Corp. or a Middlefield Subsidiary, including without limitation a restriction on the payment of dividends, or (4) directing, restricting, or limiting or purporting to direct, restrict, or limit the operations of Middlefield Banc Corp. or a Middlefield Subsidiary. Subject to adherence to regulatory confidentiality obligations, neither Middlefield Banc Corp. nor a Middlefield Subsidiary has consented to or entered into a Regulatory Agreement that is currently in effect. The most recent Performance Evaluation given to The Middlefield Banking Company under the Community Reinvestment Act of 1977 is Satisfactory or better.

5.12 Employee Benefit Plans.

5.12.1 Middlefield Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans (including paid time-off policies and other material benefit policies and procedures), and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Middlefield Banc Corp., a Middlefield Subsidiary, or an ERISA Affiliates for the benefit of employees, former employees, retirees (or dependents, including spouses, of the foregoing), directors, independent contractors, or other service providers to Middlefield Banc Corp. and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Middlefield Banc Corp. are eligible to participate (collectively, “Middlefield Benefit Plans”). Middlefield Banc Corp. has no written or oral commitment to materially modify, change, or revise an existing Middlefield Benefit Plan, except as required to maintain qualified status. Middlefield Banc Corp. has made available to Liberty Bank true and complete copies of each Middlefield Benefit Plan.

5.12.2 All Middlefield Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) applicable terms of ERISA, the Internal Revenue Code of 1986, and any other applicable laws. Except as stated in Middlefield Disclosure Schedule 5.12.2, each Middlefield Benefit Plan governed by ERISA and intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code has either (1) received a favorable determination letter from the IRS (and Middlefield Banc Corp. is not aware of any circumstances likely to result in revocation of the favorable determination letter) or timely application has been made therefor, or (2) is maintained under a prototype plan approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Middlefield Banc Corp., there exists no fact that would adversely affect the qualification of any of the Middlefield Benefit Plans intended to be qualified under Section 401(a) of the Internal Revenue Code, or any threatened or pending claim against any of the Middlefield Benefit Plans or their fiduciaries by any participant, beneficiary, or Governmental Entity (other than routine claims for benefits). Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has engaged in a transaction or omitted to take an action regarding a Middlefield Benefit Plan that would reasonably be expected to subject Middlefield Banc Corp. or a Middlefield Subsidiary to a material unpaid tax or penalty imposed by Chapter 43 of the Internal Revenue Code or Sections 409 or 502 of ERISA.

5.12.3 No Middlefield Benefit Plan is a single employer pension plan (within the meaning of Section 4001 (a)(15) of ERISA) for which Middlefield Banc Corp. or an ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Internal Revenue Code. Except as stated in Middlefield Disclosure Schedule 5.12.3, neither Middlefield Banc Corp. nor an ERISA Affiliate has ever maintained or contributed to a Middlefield Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Internal Revenue Code, or Section 302 of ERISA or is a multiemployer plan (as defined in Section 3(37) of ERISA) and neither Middlefield Banc Corp. nor an ERISA Affiliate, a trust created thereunder, nor any trustee or administrator thereof could reasonably be expected to be subject to either a civil liability or penalty under Section 409 or Section 502 of ERISA or a tax imposed under Chapter 43 of the Internal Revenue Code.

5.12.4 All material contributions required to be made under the terms of a Middlefield Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Middlefield Banc Corp.’s consolidated financial statements to the extent required by GAAP and Section 412 of the Internal Revenue Code. Middlefield Banc Corp. and each Middlefield Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Middlefield Benefit Plan for financial reporting purposes to the extent required by GAAP.

5.12.5 Middlefield Banc Corp. has complied in all material respects with the notice and continuation requirements of COBRA and regulations thereunder. All reports, statements, returns, and other information required to be furnished or filed regarding Middlefield Benefit Plans have been timely furnished, filed, or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Internal Revenue Code, and they are true, correct, and complete. To Middlefield Banc Corp.’s Knowledge, records regarding Middlefield Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Middlefield Banc Corp.’s Knowledge, neither Middlefield Banc Corp. nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) for a Middlefield Benefit Plan has liability for a breach of fiduciary duties under Sections 404, 405 or 409 of ERISA. No Middlefield Benefit Plan fails to satisfy applicable requirements of Section 105(h)(2) of the Internal Revenue Code (determined without regard to whether the Middlefield Benefit Plan is self-insured).

5.12.6 Middlefield Banc Corp. has furnished or otherwise made available to Liberty Bank true and complete copies of (1) plan documents, summary plan descriptions, underlying participant distribution election forms, loan documents, loan amortization schedules, and benefit schedules (as applicable) for each written Middlefield Benefit Plan, (2) a summary of each unwritten Middlefield Benefit Plan (if applicable), (3) annual reports (Form 5500 series) for the three most recent years for each Middlefield Benefit Plan (if applicable), (4) actuarial valuation reports and financial statements as of the most recently completed plan year for each Middlefield Benefit Plan, including total accrued and vested liabilities, all contributions made by Middlefield Banc Corp., and assumptions on which the calculations are based, (5) all related trust agreements, insurance contracts, or other funding agreements currently implementing the Middlefield Benefit Plans (if applicable), (6) the most recent IRS determination letter for each tax- qualified Middlefield Benefit Plan (or, for a Middlefield Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on the pre-approved plan), and (7) all substantive correspondence relating to any liability of or non-compliance relating to any Middlefield Benefit Plan addressed to or received from the IRS, the Department of Labor, or any other Governmental Entity within the past three years.

5.12.7 Except as stated in Middlefield Disclosure Schedule 5.12.7, Middlefield Banc Corp. has no liability for retiree health, life, or disability insurance or any retiree death benefits under any Middlefield Benefit Plan other than benefits required under COBRA or similar state laws. There has been no communication to employees by Middlefield Banc Corp. that would reasonably be expected to promise or guarantee retiree health, life, or disability insurance or retiree death benefits.

5.12.8 No claim, lawsuit, arbitration, or other action has been asserted, instituted or, to the Knowledge of Middlefield Banc Corp., threatened or is anticipated against any Middlefield Benefit Plan (other than routine claims for benefits and appeals of claims), Middlefield Banc Corp., any Middlefield Subsidiary, or any director, officer, or employee, or the assets of any trust of a Middlefield Benefit Plan.

5.13 Brokers, Finders, and Financial Advisors. Except for retention by Middlefield Banc Corp. of Donnelly Penman & Partners, Inc. and fees payable by Middlefield Banc Corp. to Donnelly Penman & Partners, neither Middlefield Banc Corp. or a Middlefield Subsidiary nor any of their respective officers, directors, employees, or agents has employed a broker, finder, or financial advisor regarding the Mergers or the other transactions under this Agreement.

5.14 Environmental Matters. Except as stated in Middlefield Disclosure Schedule 5.14:

(A) To the Knowledge of Middlefield Banc Corp., Middlefield Banc Corp., the Middlefield Subsidiaries, for the past five years are and have been in material compliance with Environmental Laws,

(B) Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has received written notice in the last five years that there is a material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation, or proceeding pending and, to the Knowledge of Middlefield Banc Corp., no such action is threatened before a court, governmental agency, or other forum against them or any Middlefield Loan Property (x) for alleged noncompliance (including by a predecessor) with or liability under an Environmental Law or (y) relating to the presence of or release into the environment of Materials of Environmental Concern, regardless of whether occurring at or on a site owned, leased, or operated by Middlefield Banc Corp. or a Middlefield Subsidiary,

(C) To the Knowledge of Middlefield Banc Corp., the properties currently owned or leased by Middlefield Banc Corp. or a Middlefield Subsidiary (including without limitation soil, groundwater, or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or de minimis in nature and extent,

(D) To the Knowledge of Middlefield Banc Corp., there are no underground storage tanks on, in, or under any properties owned or operated by Middlefield Banc Corp. or a Middlefield Subsidiary and no underground storage tanks have been closed or removed from any properties owned or operated by Middlefield Banc Corp. or a Middlefield Subsidiary except in compliance with Environmental Laws,

(E) Middlefield Banc Corp. or a Middlefield Subsidiary has provided copies of all Phase I studies or Phase II environmental assessments performed in the last five years for any properties owned or leased by Middlefield Banc Corp. or a Middlefield Subsidiary.

5.15 Loan Portfolio.

5.15.1 The allowances for loan losses in the notes to Middlefield Banc Corp.’s audited consolidated statements of financial condition at December 31, 2015 and 2014 were, and the allowance for loan losses in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2015 were adequate as of the dates thereof under GAAP.

5.15.2 Middlefield Disclosure Schedule 5.15.2 identifies as of the most recently available date (and in no event earlier than June 30, 2016) by account of (a) each borrower, customer or other party that has notified Middlefield Banc Corp. or The Middlefield Banking Company during the past twelve months of, or has asserted against Middlefield Banc Corp. or The Middlefield Banking Company, in each case in writing, any “lender liability” or similar claim, and to the Knowledge of Middlefield Banc Corp. each borrower, customer, or other party that has given Middlefield Banc Corp. or The Middlefield Banking Company oral notification of or orally asserted to or against Middlefield Banc Corp. or The Middlefield Banking Company any such claim, and (b) all loans (1) that are contractually past due 90 days or more in the payment of principal or interest, (2) that are on nonaccrual status, (3) that as of June 30, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) for which the interest rate has been reduced or the maturity date has been extended because of concerns regarding the borrower’s ability to pay in accordance with the initial terms, or (5) for which a specific reserve allocation exists, and (c) all other assets classified by Middlefield Banc Corp. or The Middlefield Banking Company as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

5.15.3 All loans receivable (including discounts) and accrued interest entered on the books of Middlefield Banc Corp. and The Middlefield Banking Company arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Middlefield Banc Corp.’s and The Middlefield Banking Company’s business, and the notes or other evidences of indebtedness for the loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts, and the accrued interest on the books of Middlefield Banc Corp. and The Middlefield Banking Company are subject to no defenses, set-

offs, or counterclaims (whether under usury or truth-in- lending laws or otherwise), except as may be provided by bankruptcy, insolvency, or similar laws affecting creditors’ rights generally or by general principles of equity. All loans are owned by Middlefield Banc Corp. or The Middlefield Banking Company free and clear of liens.

5.15.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust, and other collateral documents or security instruments relating thereto are valid, true, and genuine and are what they purport to be.

5.16 Related Party Transactions. Except as stated in Middlefield Disclosure Schedule 5.16, neither Middlefield Banc Corp. nor a Middlefield Subsidiary is a party to any transaction (including a loan or other credit accommodation) with an Affiliate of Middlefield Banc Corp. or a Middlefield Subsidiary. Except as described in Middlefield Disclosure Schedule 5.16, all transactions with Affiliates (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to an Affiliate of Middlefield Banc Corp. or a Middlefield Subsidiary is in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified, or extended. Neither Middlefield Banc Corp. nor a Middlefield Subsidiary has been notified that principal or interest on any such loan or other credit accommodation will not be paid when due or that the loan grade classification of the loan or credit accommodation is inappropriate.

5.17 Board Approval. The Board of Directors of Middlefield Banc Corp. and the Board of Directors of The Middlefield Banking Company have determined that the Mergers are in the best interests of Middlefield Banc Corp. and The Middlefield Banking Company and their respective stockholders and have approved this Agreement, the Mergers, and the other transactions under this Agreement. The Boards of Directors of Middlefield Banc Corp. and the Board of Directors of The Middlefield Banking Company have taken all necessary action under antitakeover, control share acquisition, merger moratorium, or similar laws so that, assuming Regulatory Approval and Liberty Bank Stockholder Approval, the Mergers and the other transactions under this Agreement may be completed according to the terms of this Agreement and may be completed without having to comply with the provisions of those laws.

5.18 Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures, and forward contracts and other similar risk management arrangements, whether entered into for Middlefield Banc Corp.’s own account, for the account of a Middlefield Banc Corp. Subsidiary, or their customers, in force and effect as of March 31, 2016, were entered into in compliance with all applicable laws, rules, regulations, and regulatory policies, and to the Knowledge of Middlefield Banc Corp., with counterparties believed to be financially responsible at the time; and to Middlefield Banc Corp.’s and each Middlefield Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Middlefield Banc Corp. or the Middlefield Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Middlefield Banc

Corp. or a Middlefield Subsidiary nor any other party is in breach of its obligations under the agreement or arrangement.

5.19 Intellectual Property. Middlefield Banc Corp. or The Middlefield Banking Company, as the case may be, owns or, to Middlefield Banc Corp.’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks, and trademarks used in its respective business, and Middlefield Banc Corp. has not received notice of breach or conflict asserting the rights of others. Middlefield Banc Corp. has performed all the obligations required to be performed and is not in default under a contract, agreement, arrangement, or commitment relating to any patents, copyrights, trade secrets, trade names, computer software, service marks, and trademarks used in its business.

5.20 Duties as Fiduciary. The Middlefield Banking Company has performed all of its duties in any line of business requiring it to act in a fiduciary capacity to any other Person, doing so in a manner complying with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. The Middlefield Banking Company has not received notice of any claim, allegation, or complaint from any Person that The Middlefield Banking Company failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved (and any cost of the resolution is included in the Middlefield Financial Statements). For purposes of this Section 5.20, the term fiduciary capacity means (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and the term fiduciary capacity excludes The Middlefield Banking Company’s capacity concerning individual retirement accounts or the Middlefield Benefit Plan

5.21 Employees; Labor Matters.

5.21.1 There are no labor or collective bargaining agreements to which Middlefield Banc Corp. or a Middlefield Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Middlefield Banc Corp., threatened against Middlefield Banc Corp. or a Middlefield Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Middlefield Banc Corp., threatened against Middlefield Banc Corp. or a Middlefield Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Middlefield Banc Corp., threatened against Middlefield Banc Corp. or a Middlefield Subsidiary (other than routine employee grievances not related to union employees). To Middlefield Banc Corp.’s Knowledge, Middlefield Banc Corp. and each Middlefield Subsidiary is in compliance with all applicable laws governing employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in unfair labor practices. Neither Middlefield Banc Corp. nor a Middlefield Subsidiary is a party to or bound by an agreement for leasing employees.

5.21.2 To Middlefield Banc Corp.’s Knowledge, all Persons who have been treated as independent contractors by Middlefield Banc Corp. or a Middlefield Subsidiary for Tax purposes satisfy the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

5.22 Middlefield Banc Corp. Information Supplied. The information relating to Middlefield Banc Corp. and any Middlefield Subsidiary to be contained in the Registration Statement or in any other document filed with a Bank Regulator or Governmental Entity and relating to Middlefield Banc Corp., the Mergers, or the other transactions under this Agreement does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.23 Internal Controls.

5.23.1 The records, systems, controls, data and information of Middlefield Banc Corp. and Middlefield Subsidiaries are recorded, stored, maintained, and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Middlefield Banc Corp. or the Middlefield Subsidiaries or accountants (including all means of access), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Middlefield Banc Corp. and the Middlefield Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Middlefield Banc Corp. has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) to ensure that material information relating to it and the Middlefield Subsidiaries is made known to management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Securities Exchange Act of 1934 and Sections 302 and 906 of the Sarbanes-Oxley Act.

5.23.2 Based on its most recent evaluation before the date of this Agreement, Middlefield Banc Corp. has previously disclosed to its auditors and the audit committee of the Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and any fraud, regardless of whether material, involving management or employees who have a significant role in internal controls over financial reporting.

5.23.3 Since December 31, 2015, neither Middlefield Banc Corp. or any Middlefield Subsidiary nor, to Middlefield Banc Corp.’s Knowledge, any director, officer, employee, auditor, accountant or representative of Middlefield Banc Corp. or a Middlefield Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (whether concerning loan loss reserves, write-downs, charge-offs, accruals, or otherwise) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion, or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2015 no attorney representing Middlefield Banc Corp. or a Middlefield Subsidiary, regardless of whether employed by Middlefield Banc Corp. or a Middlefield Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty, or similar violation by Middlefield Banc Corp., a Middlefield Subsidiary, or any of their officers, directors, employees, or agents to Middlefield Banc Corp.’s Board of Directors or any committee thereof or to any of its directors or officers.

5.24 Merger Consideration. When issued in accordance with the terms of this Agreement, the shares of Middlefield Banc Corp. common stock to be issued in the Interim Merger will be duly authorized, validly issued, fully paid, non-assessable, and not subject to preemptive rights. Immediately before the Effective Time, Middlefield Banc Corp. will have sufficient cash to pay the aggregate Cash Consideration as required by Section 3.3.

5.25 SEC Filings. Middlefield Banc Corp. has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements, and information statements or other filings (“Middlefield SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the Middlefield SEC Reports complied as to form in all material respects with the requirements of the Securities Exchange Act of 1934 or the Securities Act of 1933 and the applicable rules and regulations of the SEC promulgated thereunder. As of their respective dates and as of the date any information from the Middlefield SEC Reports has been incorporated by reference, the Middlefield SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Middlefield Banc Corp. has filed all material contracts, agreements, and other documents or instruments required to be filed as exhibits to the Middlefield SEC Reports.

5.26. Fairness Opinion. The Board of Directors of Middlefield Banc Corp. has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion dated the same date), from Donnelly Penman & Partners, Inc. to the effect that, subject to the terms, conditions, assumptions and qualifications therein, as of the date of the opinion the Merger Consideration to be provided by Middlefield Banc Corp. to the Liberty Bank stockholders in the Interim Merger is fair from a financial point of view to Middlefield Banc Corp. shareholders. The opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 6

COVENANTS OF LIBERTY BANK

6.1 Conduct of Business – Affirmative Covenants. (a) Except with the advance written consent of Middlefield Banc Corp., which consent may not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the Effective Time Liberty Bank will operate its business only in the usual, regular and ordinary course of business, and will use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

(b) After Regulatory Approval, Liberty Bank Stockholder Approval and Middlefield Shareholder Approval of the Mergers and other transactions under this Agreement are obtained,

Liberty Bank will declare a special dividend in an amount that is at least equal to the Base Special Dividend (as defined in Section 3.1.3). It is understood that, prior to the time Liberty Bank seeks regulatory approval to issue a special dividend pursuant to this Section 6.1(b), tax counsel for Liberty Bank and Middlefield Banc Corp will mutually agree on the amount, if any, by which the Base Special Dividend may be increased, which determination will be based on the process outlined in a memorandum approved by Liberty Bank and Middlefield Banc Corp. In no event will the special dividend declared or paid to the Liberty Bank stockholders be in an amount that adversely impacts the ability to render the tax opinion required under Section 9.3(d) of this Agreement.

(c) Liberty Bank will maintain Tier 1 Capital (as defined herein) of at least $28.3 million (after taking into account the Base Special Dividend required by Section 6.1(b) and defined in Section 3.1.3). In the event the amount of the special dividend paid to the Liberty Bank stockholders exceeds the Base Special Dividend, the Tier 1 Capital that Liberty Bank will be required to maintain will be reduced, on a dollar-for-dollar basis, by such Excess Amount (as defined in Section 3.1.3). For this purpose Tier 1 Capital means the sum of common equity Tier 1 Capital and additional Tier 1 Capital, as defined in OCC rules at 12 C.F.R. 3.2 (2016). It is understood and agreed that calculations made under this Section 6.1(c) shall be exclusive of expenses incurred in connection with the transactions contemplated by this Agreement, including but not limited to Liberty Bank’s information systems deconversion costs, any contract termination costs, costs relating to terminating any bank owned life insurance and split-dollar insurance arrangements, the retention bonuses paid pursuant to Section 7.10.3 hereof, the employee benefit plan termination required by Section 6.11 hereof, and up to (A) $200,000 for an (i) investment banking fairness opinion with respect to the transaction; (ii) accounting fees; (iii) proxy solicitation fees; and (iv), legal fees (other than those referred to in (B) below and litigation fees, (if any), incurred in connection with the transactions contemplated by this Agreement); and (B) $50,000 for tax related legal fees..

(d) Liberty Bank will use commercially reasonable efforts to obtain the consent, if required, of lessors or other contract parties for any lease or contract identified in Liberty Bank Disclosure Schedule 4.8.2. Liberty Bank will promptly inform Middlefield Banc Corp. of any lessor’s or other contract party’s consent or refusal to consent, if required.

6.2 Conduct of Business – Negative Covenants. Except as specifically permitted or required by this Agreement or as consented to in advance by Middlefield Banc Corp. in writing, which consent may not be unreasonably withheld, conditioned or delayed, from the date of this Agreement to the Effective Time Liberty Bank will not:

(A) take any action that would or is reasonably likely to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986,

(B) change or waive any provision of its articles of association or bylaws, except as required by law

(C) issue any shares of Liberty Bank common stock, issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of Liberty Bank common stock, split, combine, or reclassify any shares of capital stock, declare, set aside, or pay any dividend or other distribution on its capital stock, or redeem or otherwise acquire any shares of capital stock, except that Liberty Bank may issue shares upon exercise of options or phantom stock rights identified in Liberty Disclosure Schedule 4.2.1 and Liberty Bank may continue to declare and pay regular cash dividends in amounts and with payment and record dates consistent with past practice (provided that declaration and payment of the final Liberty Bank dividend before the Effective Time is coordinated with Middlefield Banc Corp. so that holders of Liberty Bank common stock do not receive dividends on both Liberty Bank common stock and Middlefield Banc Corp. common stock for the same period), and except that Liberty Bank may pay the Special Dividend.

(D) enter into, amend in any material respect, or terminate a material contract or agreement, including without limitation a litigation settlement agreement, except as provided by this Agreement; for this purpose a material contract or agreement is one having a value exceeding or providing for payments exceeding $25,000 over the life of the contract or agreement,

(E) apply to open a branch or automated teller facility or give notice of the intent to close a branch or automated teller facility,

(F) increase salary or wages, grant or agree to pay a bonus (discretionary or otherwise) or severance or termination pay to, or enter into, renew, or amend an employment agreement, severance agreement, or supplemental executive agreement with, or increase the compensation or fringe benefits of, any director, officer, employee, or consultant except (1) as may be required by commitments existing on the date of this Agreement and disclosed in Liberty Bank Disclosure Schedules 4.8.1 and 4.12.1 or as required by this Agreement, (2) bonuses, incentive payments, and salary adjustments in the ordinary course of business consistent with past practice, or (3) as provided by this Agreement. Liberty Bank will not hire or promote an employee to a rank having a title of vice president or other more senior rank or hire a new employee at an annual rate of compensation exceeding $40,000, but Liberty Bank may hire at-will non-officer employees at an annual compensation rate not exceeding $30,000 to fill vacancies arising in the ordinary course of business. However, Liberty Bank may not hire a new employee without first seeking to fill the position internally,

(G) except as required by law, by the plan or agreement, or by the terms of this Agreement, enter into or modify a pension, retirement, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance, or other employee benefit, incentive, or welfare contract, plan, or arrangement, or any trust agreement related thereto for any director, officer, or employee, or make a contribution to a defined contribution or defined benefit plan not in the ordinary course of business or not consistent with past practice,

(H) merge or consolidate Liberty Bank with a Person, sell or lease all or a substantial portion of the assets or business of Liberty Bank, make an acquisition of all or a substantial portion of the business or assets of a other Person other than in foreclosure, settlement in lieu of foreclosure, troubled loan or debt restructuring, or collection of a loan or credit arrangement between Liberty Bank and a Person, enter into a purchase and assumption transaction for deposits and liabilities, incur deposit liabilities other than liabilities incurred in the ordinary course of business consistent with past practice and consistent with prevailing competitive rates, permit the revocation or surrender by Liberty Bank of its certificate of authority to maintain, or file an application for the relocation of, a branch office,

(I) except for transactions with the FHLB, subject an asset of Liberty Bank to a lien, pledge, security interest, or other encumbrance (excepting deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, transactions in “federal funds,” and satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice, or incur indebtedness for borrowed money or guarantee indebtedness, except in the ordinary course of business consistent with past practice;

(J) change its method, practice, or principle of accounting, except as may be required from time to time by GAAP (without optional early adoption) or regulatory accounting principles or by any Bank Regulator responsible for regulating Liberty Bank,

(K) waive, release, grant, or transfer any rights of value or modify or change existing indebtedness to which Liberty Bank is a party other than in the ordinary course of business consistent with past practice,

(L) increase its investment securities portfolio above the amount in the fiscal year 2016 budget provided to Middlefield Banc Corp.,

(M) subject to clause (L), purchase any securities except securities rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service and having a duration of three years or less,

(N) except for unexpired commitments issued before the date of this Agreement (other than unused portions of lines of credit) and disclosed in Liberty Bank Disclosure Schedule 6.2(N) and except for the renewal of existing lines of credit, (x) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) exceeding $1.5 million or (y) make or acquire a new loan or other credit facility commitment (including without limitation loan participation, line of credit, or letter of credit) in an amount that would result in a lending relationship to a borrower or an affiliated group of borrowers exceeding $1.5 million; provided, however, that any of the proposed actions specified in (x) and (y) above will be permissible after Liberty Bank provides forty-eight (48) hours’ prior written notice thereof to Middlefield Banc Corp.

(O) enter into, renew, extend, or modify any other transaction (other than a deposit transaction) with an Affiliate,

(P) enter into a futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement, or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest,

(Q) except for execution of this Agreement and actions taken or to be taken in accordance with this Agreement, take any action that would create on the part of any individual a right to payment under the terms of an employment agreement,

(R) except as may be required by changes in applicable law or regulations, GAAP, regulatory accounting principles, or by a Bank Regulator, make any change in policies in force on the date of this Agreement regarding extension of credit or establishment of reserves for possible losses or charge-off of losses, investments, asset/liability management, or other banking policies,

(S) except for execution of this Agreement and except for the Mergers and other transactions under this Agreement and any terminations of employment, take any action that would accelerate the right to payment on the part of any individual under a Liberty Bank Benefit Plan,

(T) make capital expenditures exceeding $50,000 individually or $80,000 in the aggregate, other than for binding commitments existing on the date of this Agreement and disclosed in Liberty Bank Disclosure Schedule 6.2(T),

(U) purchase or otherwise acquire or sell or otherwise dispose of any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies,

(V) except for existing commitments to sell a participation interest in a loan, sell a participation interest in a loan, other than sales of loans secured by one-to-four-family real estate consistent with past practice, without first giving Middlefield Banc Corp. the first opportunity and a reasonable time to purchase the participation being sold, or purchase a participation interest in a loan other than purchases of participation interests from Middlefield Banc Corp.,

(W) except in the ordinary course of providing credit to customers as part of its banking business, undertake or enter into a lease, contract, or other commitment for Liberty Bank’s account involving payment by Liberty Bank of more than $35,000 annually or containing a financial commitment extending beyond 12 months from the date of this Agreement,

(X) except in the ordinary course of business consistent with past practice and involving solely money damages of up to $40,000 individually or $100,000 in the aggregate and that does not create adverse precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, pay, discharge, settle, or compromise a claim, action, litigation, arbitration, or proceeding,

(Y) except for actions disclosed in Liberty Bank Disclosure Schedule 6.2(Y), foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, if the Phase I environmental assessment of the property reveals the presence of Materials of Environmental Concern, providing notice to Middlefield Banc Corp. before the final sale,

(Z) purchase or sell a mortgage loan servicing right other than in the ordinary course of business consistent with past practice,

(AA) make, renew, or modify any loan, loan commitment, or other extension of credit if the loan, loan commitment, or other extension of credit is (x) contractually past due 90 days or more in the payment of principal or interest, or (y) on nonaccrual status, or (z) as of June 30, 2016 classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import.

(BB) except as required by law or for communications in the ordinary course of business consistent with past practice and not relating to the Mergers or other transactions under this Agreement, issue a broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without first consulting with Middlefield Banc Corp. and, if the communication has to do with post-Closing employment or benefit or compensation information, without first obtaining Middlefield Banc Corp.’s consent, which consent may not be unreasonably withheld, conditioned, or delayed, or issue a broadly distributed communication of a general nature to customers without first obtaining Middlefield Banc Corp.’s approval, which approval may not be unreasonably withheld, conditioned, or delayed,

(CC) make, change, or rescind a material election concerning Taxes or Tax Returns, file an amended Tax Return, enter into a closing agreement regarding Taxes, settle or compromise a material Tax claim or assessment, or surrender a right to claim a refund of Taxes or obtain a Tax ruling,

(DD) take any action that would (1) materially adversely affect the ability of the parties to obtain Regulatory Approval or materially increase the time necessary to obtain Regulatory Approval, (2) materially adversely affect Liberty Bank’s ability to perform its covenants and agreements under this Agreement or (3) result in any representation and warranty in Article 4 not being true and correct on the date of this Agreement or at any future date on or before the Closing Date or result in any of the conditions of Article 9 not being satisfied,

(EE) enter into a contract to do or otherwise agree or commit to do any of the foregoing.

6.3 Current Information.

6.3.1 Subject to the confidentiality obligations of Article 11, from the date of this Agreement to the Effective Time Liberty Bank will cause one or more of its representatives to inform Middlefield Banc Corp. regarding Liberty Bank’s operations as Middlefield Banc Corp. reasonably requests. Liberty Bank will promptly notify Middlefield Banc Corp. of any material change in the ordinary course of its business or in the operation of its properties and, if permitted by applicable law, of a governmental complaint, investigation, hearing (or communications disclosing that a governmental complaint, investigation, or hearing is being considered), or institution or threat of material litigation involving Liberty Bank. In addition, senior officers of Middlefield Banc Corp. and Liberty Bank will meet monthly to review the financial and operational affairs of Liberty Bank and The Middlefield Banking Company. Liberty Bank will give due consideration to Middlefield Banc Corp.’s input about financial and operational affairs, with the understanding that neither Middlefield Banc Corp. nor The Middlefield Banking Company is permitted to exercise control of Liberty Bank before the Effective Time.

6.3.2 Liberty Bank and Middlefield Banc Corp. will cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Liberty Bank to those used by Middlefield Banc Corp., including but not be limited to discussing the possible termination by Liberty Bank of third-party service provider arrangements effective at the Effective Time or at a later date thereafter, nonrenewal of personal property leases and software licenses used by Liberty Bank in its systems operations, retention of outside consultants and additional employees to assist with conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Liberty Bank is not obligated to finally terminate arrangements or licenses before the Effective Time and, unless Liberty Bank otherwise agrees and provided it is permitted by applicable law, no conversion will occur before the Effective Time. Middlefield Banc Corp. and The Middlefield Banking Company will indemnify Liberty Bank for any reasonable out-of-pocket fees, expenses, or charges Liberty Bank incurs as a result of taking, at Middlefield Banc Corp.’s request, any action to facilitate data processing and systems conversion.

6.3.3 Subject to the confidentiality obligations of Article 11, within 15 Business Days after the end of each calendar month Liberty Bank will provide to Middlefield Banc Corp. a written list of (1) loans that are troubled debt restructuring, as defined in Accounting Standards Codification 310-40, (2) loans on nonaccrual, (3) real estate owned, (4) loans 30 days or more past due in principal or interest as of the end of the most recent month and (5) impaired loans. Liberty Bank will provide monthly to Middlefield Banc Corp. a schedule of all (x) loan grading changes and (y) loan approvals, showing the loan amount, loan type, and other material features of the loan. Liberty Bank will prepare and provide Middlefield Banc Corp. with the minutes of all Liberty Bank officer and director loan committee meetings within 10 Business Days of such meetings.

6.3.4 If permitted by applicable law, Liberty Bank will promptly inform Middlefield Banc Corp. upon receiving notice of any legal, administrative, arbitration, or other proceedings, demands, notices, audits, or investigations by any federal, state, or local commission, agency, or board relating to the alleged liability of Liberty Bank under any labor or employment law.

6.4 Access to Properties and Records. Subject to the confidentiality obligations of Article 11, upon reasonable notice and at reasonable times Liberty Bank will give Middlefield Banc Corp. access to Liberty Bank’s properties and those of the Liberty Bank Subsidiaries and will disclose and make available to Middlefield Banc Corp. during normal business hours books and records relating to the assets, properties, operations, obligations, and liabilities of Liberty Bank and the Liberty Bank Subsidiaries, including but not limited to books of account, tax records, minute books of directors’ and stockholders’ meetings (other than minutes recording discussions of this Agreement, the Mergers, the transactions under this Agreement, or any other subject matter Liberty Bank reasonably determines is confidential), organizational documents, bylaws, material contracts and agreements, filings with a regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Middlefield Banc Corp. may have a reasonable interest; provided, however, that Liberty Bank is not required to provide access or disclose information if in Liberty Bank’s reasonable judgment doing so would interfere with the normal conduct of Liberty Bank’s business, violate or prejudice the rights or business interests or confidences of any customer or other Person or entity, result in waiver by Liberty Bank or a Liberty Bank Subsidiary of a privilege protecting communications with counsel, or contravene any applicable law. Liberty Bank will provide and will request that its auditors provide to Middlefield Banc Corp. historical financial information regarding Liberty Bank (and related audit reports and consents) as Middlefield Banc Corp. reasonably requests for Securities Law disclosure purposes. Middlefield Banc Corp. will use commercially reasonable efforts to minimize interference with Liberty Bank’s regular business operations. If requested by Middlefield Banc Corp. and at Middlefield Banc Corp.’s expense, Liberty Bank will permit Middlefield Banc Corp. to cause a Phase I environmental assessment to be performed at any physical location owned or leased by Liberty Bank and to cause an appraisal to be performed for any real property owned by Liberty Bank.

6.5 Financial and Other Statements. Subject to the confidentiality obligations of Article 11, Liberty Bank will furnish to Middlefield Banc Corp. copies of each annual, interim, or special audit of the financial statements of Liberty Bank made by Liberty Bank’s independent certified public accountant, along with a copy of each internal control report submitted to Liberty Bank by the independent accountant or by any other accounting firm rendering internal audit services. As soon as reasonably available but in no event later than the date filed with the OCC Liberty Bank will deliver to Middlefield Banc Corp. any Liberty Bank Regulatory Report filed by Liberty Bank. Within 25 days after the end of each month Liberty Bank will deliver to Middlefield Banc Corp. a balance sheet and a statement of operations prepared in accordance with current financial reporting practices but without notes, both for the month for the year to date, along with a comparison to budget. Liberty Bank will advise Middlefield Banc Corp. promptly upon receipt of an inquiry or examination report of a Bank Regulator regarding the condition or activities of Liberty Bank. With reasonable promptness Liberty Bank will furnish to Middlefield Banc Corp. such additional financial data that Middlefield Banc Corp. reasonably requests and that Liberty Bank possesses, including without limitation detailed monthly financial statements and loan reports and detailed deposit reports.

6.6 Maintenance of Insurance. Liberty Bank will use commercially reasonable efforts to maintain insurance in amounts that are reasonable to cover risks that are customary based on the character and location of Liberty Bank’s properties and the nature of its business, with coverage in amounts not less than that maintained by Liberty Bank as of the date of this Agreement and stated in Liberty Bank Disclosure Schedule 4.9.3. Liberty Bank will promptly inform Middlefield Banc Corp. if Liberty Bank receives notice from an insurance carrier that an insurance policy will be canceled, coverage reduced or eliminated, or premium costs substantially increased.

6.7 Disclosure Supplements. From time to time until the Effective Time Liberty Bank will promptly supplement or amend the Liberty Bank Disclosure Schedule to disclose anything that, if existing, occurring, or known on the date of this Agreement would have been disclosed in the Liberty Bank Disclosure Schedule, or to correct any inaccurate information in the Liberty Bank Disclosure Schedule.

6.8 Consents and Approvals of Third Parties. Liberty Bank will use commercially reasonable efforts and will cause each Liberty Bank Subsidiary to use commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any Persons or entities necessary for the consummation of the Mergers or the other transactions under this Agreement.

6.9 All Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, Liberty Bank will use and will cause each Liberty Bank Subsidiary to use commercially reasonable efforts to take or cause to be taken all action and do or cause to be done all things necessary under applicable laws and regulations to consummate as promptly as practicable the Mergers and other transactions under this Agreement.

6.10 No Solicitation. From the date of this Agreement until termination of this Agreement Liberty Bank will not and will not permit any of its officers, directors, employees, representatives, affiliates, and agents (including without limitation investment bankers, attorneys, or accountants) to (x) initiate, solicit, knowingly encourage, or furnish assistance or nonpublic information for an inquiry or the making of a proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, or (y) enter into or maintain or continue discussions or negotiate with a Person in furtherance of an inquiry or the making of a proposal that constitutes or that may reasonably be expected to lead to an Acquisition Proposal, or (z) agree to or endorse any Acquisition Proposal. However, this Section 6.10 does not prohibit Liberty Bank’s Board of Directors from (a) complying with disclosure obligations under federal or state law, or (b) before the Liberty Bank Stockholder Meeting occurs, furnishing information to or engaging in discussions or negotiations with a Person making an Acquisition Proposal if and only to the extent that (1) the Liberty Bank Board of Directors determines in good faith (after consultation with financial and legal advisors), taking into account all legal, financial, and regulatory aspects of the proposal and the Person making the proposal, that the proposal, if consummated, is reasonably likely to result in a transaction more favorable to Liberty Bank’s stockholders from a financial point of view than the Mergers and (2) the Acquisition Proposal was not solicited by Liberty Bank and does not otherwise result from a breach of this Section 6.10 by Liberty Bank (a proposal satisfying clauses (1) and (2) being referred to herein as a “Superior Proposal”). In addition, this Agreement does not prohibit Liberty Bank from disclosing to its stockholders a position as required by Rule 14e-2 under the Securities Exchange Act of 1934 or otherwise disclosing any information to its stockholders the Liberty Bank Board of Directors determines in good faith (after consultation with legal counsel) it is required to disclose to fulfill its fiduciary duties to Liberty Bank stockholders under applicable law, subject to compliance with the requirements of this Section 6.10. Within two Business Days Liberty Bank must notify Middlefield Banc Corp. of inquiries, proposals, offers, or information requests or discussions or negotiations sought or continued with Liberty Bank or any of its representatives, identifying the Person and the material terms and conditions of any inquiries, proposals, offers, or information requests. Before furnishing information to or engaging in discussions or negotiations with a Person, Liberty Bank will obtain from the Person an executed confidentiality agreement in form and substance identical in all material respects to the March 21, 2016 Confidentiality Agreement between Boenning & Scattergood on behalf of Liberty Bank and Middlefield Banc Corp. For purposes of this Agreement “Acquisition Proposal” means a proposal or offer (other than the transactions contemplated hereunder) involving Liberty Bank for (1) merger, consolidation, share exchange, business combination, or other similar transactions, (2) sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 25% or more of the assets of Liberty Bank in a single transaction or series of transactions, or (3) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Liberty Bank or the filing of a registration statement under the Securities Act of 1933 for the offer of shares in exchange for Liberty Bank shares. Acquisition Proposal also includes a publicly announced proposal, plan, or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.11 Liberty Bank 401(k) Plan Termination. Liberty Bank will cause the Liberty Bank 401(k) Plan to be terminated so that termination becomes effective immediately before the Effective Time (the “401(k) Plan Termination Date”).

6.12 Takeover Laws Liberty Bank and its Board of Directors will use commercially reasonable efforts to ensure that no state takeover law or similar law or any takeover-related provision in Liberty Bank’s articles of association or bylaws is or becomes applicable to this Agreement, the Mergers, or any of the other transactions under this Agreement. If a state takeover law or similar law or a takeover-related provision in Liberty Bank’s articles of association or bylaws becomes applicable to this Agreement, the Mergers, or any of the other transactions under this Agreement, Liberty Bank and its Board of Directors will use commercially reasonable efforts to ensure that the Mergers and the other transactions under this Agreement may be consummated as promptly as practicable on the terms provided in this Agreement and otherwise to minimize the effect of takeover laws on this Agreement, the Mergers, and the other transactions under this Agreement.

6.13 Stockholder Litigation. Liberty Bank must notify Middlefield Banc Corp. promptly of any stockholder litigation against Liberty Bank or its directors or Affiliates relating to the Mergers or other transactions under this Agreement. Liberty Bank will give Middlefield Banc Corp. the opportunity to participate at its own expense in the defense or settlement of the litigation. Liberty Bank will not agree to settlement without Middlefield Banc Corp.’s advance written consent, which consent may not be unreasonably withheld, conditioned, or delayed.

ARTICLE 7

COVENANTS OF MIDDLEFIELD

7.1 Conduct of Business. (A) Except with the written consent of Liberty Bank, which consent will not be unreasonably withheld, conditioned, or delayed, during the period from the date of this Agreement to the Effective Time Middlefield Banc Corp. will and will cause each Middlefield Subsidiary to operate its business in the usual, regular, and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily will take no action that would (1) change or waive any provision of its articles of incorporation or code of regulations or bylaws in any way adverse to the rights of Liberty Bank stockholders, except as required by law, (2) materially adversely affect the ability of the parties to obtain Regulatory Approvals or materially increase the amount of time necessary to obtain approvals or consummate the Mergers, (3) materially adversely affect its ability to perform its covenants and agreements under this Agreement, (4) result in the conditions stated in Article 9 not being satisfied, or (5) prevent or impede, or be reasonably likely to prevent or impede, the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue

Code of 1986. Middlefield Banc Corp. shall ensure that MBC Interim Bank complies with and performs its obligations under this Agreement.

(B) Subject to the confidentiality obligations of Article 11, Middlefield Banc Corp. will promptly notify Liberty Bank of any material change in the ordinary course of Middlefield Banc Corp.’s business or operations of its properties and, if permitted by applicable law, of any governmental complaints, investigations, or hearings, or oral or written notice that a governmental complaint, investigation, or hearing is being considered, or institution or threat of material litigation involving Middlefield Banc Corp. or The Middlefield Banking Company.

7.2 Exchange Fund Deposit and Reserved Shares; Nasdaq Listing. Middlefield Banc Corp. will cause to be deposited with the Exchange Agent the Exchange Fund before the Effective Time. Until the Merger Consideration is paid in full, Middlefield Banc Corp. will reserve a sufficient number of shares of Middlefield Banc Corp. common stock to fulfill its obligations under this Agreement. Before the Effective Time, Middlefield Banc Corp. will cause shares of Middlefield Banc Corp. common stock issued in the Mergers to be authorized for listing on Nasdaq, subject to official notice of issuance.

7.3 Change in Capitalization. Until the Effective Time, Middlefield Banc Corp. will not issue any shares of Middlefield Banc Corp. common stock, issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine, or reclassify any shares of capital stock, except that Middlefield Banc Corp. may issue shares of Middlefield Banc Corp. common stock (1) upon exercise of options granted or that may be granted under the Middlefield Benefit Plans, (2) as equity awards or equity-based awards under the Middlefield Benefit Plans, (3) under a dividend reinvestment and stock purchase plan.

7.4 Access to Properties and Records. Subject to the confidentiality obligations of Article 11, upon reasonable notice and at reasonable times Middlefield Banc Corp. will give Liberty Bank access to Middlefield Banc Corp.’s properties and those of the Middlefield Subsidiaries and will disclose and make available to Liberty Bank during normal business hours books and records relating to the assets, properties, operations, obligations, and liabilities of Middlefield Banc Corp. and the Middlefield Subsidiaries, including but not limited to books of account, tax records, minute books of directors’ and stockholders’ meetings (other than minutes recording discussions of this Agreement, the Mergers, the transactions under this Agreement, or any other subject matter Middlefield Banc Corp. reasonably determines is confidential), organizational documents, code of regulations or bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Liberty Bank may have a reasonable interest; provided, however, Middlefield Banc Corp. is not required to provide access or disclose information if in Middlefield Banc Corp.’s reasonable judgment doing so would interfere with the normal conduct of Middlefield Banc Corp.’s business, violate or prejudice the rights or business interests or confidences of any customer or other Person or entity, result in waiver by Middlefield Banc Corp. or a Middlefield Subsidiary of a privilege protecting communications with counsel, or contravene any applicable law.

7.5 Financial and Other Statements. Subject to the confidentiality obligations of Article 11, until the Effective Time (a) Middlefield Banc Corp. will furnish to Liberty Bank a copy of each annual, interim, or special audit of the financial statements of Middlefield Banc Corp. and the Middlefield Subsidiaries made by independent registered public accountants, along with a copy of each internal control report submitted to Middlefield Banc Corp. by the independent accountant or by any other accounting firm rendering internal audit services, (b) Middlefield Banc Corp. will deliver to Liberty Bank the Middlefield Regulatory Report filed by Middlefield Banc Corp. or The Middlefield Banking Company, (c) Middlefield Banc Corp. will advise Liberty Bank promptly upon receipt of an inquiry or examination report of a Bank Regulator regarding the condition or activities of Middlefield Banc Corp. or The Middlefield Banking Company, and (d) with reasonable promptness Middlefield Banc Corp. will furnish to Liberty Bank such additional financial data that Liberty Bank reasonably requests and that Middlefield Banc Corp. possesses, including without limitation detailed monthly financial statements and loan reports and detailed deposit reports.

7.6 Maintenance of Insurance. Middlefield Banc Corp. will use commercially reasonable efforts to maintain insurance in such amounts as are reasonable to cover risks that are customary based on the character and location of Middlefield Banc Corp.’s properties and the nature of its business, with coverage in amounts not less than that maintained by Middlefield Banc Corp. as of the date of this Agreement and stated on Middlefield Disclosure Schedule 5.9.3. Middlefield Banc Corp. will promptly inform Liberty Bank if Middlefield Banc Corp. receives notice from an insurance carrier that an insurance policy will be canceled, coverage reduced or eliminated, or premium costs substantially increased.

7.7 Disclosure Supplements. From time to time until the Effective Time Middlefield Banc Corp. will promptly supplement or amend the Middlefield Disclosure Schedule to disclose anything that, if existing, occurring, or known on the date of this Agreement would have been disclosed in the Middlefield Disclosure Schedule, or to correct any inaccurate information in the Middlefield Disclosure Schedule.

7.8 Consents and Approvals of Third Parties. Middlefield Banc Corp. will use commercially reasonable efforts and will cause each Middlefield Subsidiary to use commercially reasonable efforts to obtain as soon as practicable consents and approvals of any Persons necessary for consummation of the Mergers or other transactions under this Agreement.

7.9 All Reasonable Efforts. Subject to the terms and conditions of this Agreement, Middlefield Banc Corp. will use and will cause each Middlefield Subsidiary to use commercially reasonable efforts in good faith to take or cause to be taken all action and do or cause to be done all things necessary under applicable laws and regulations to consummate as promptly as practicable the Mergers and other transactions under this Agreement.

7.10 Liberty Bank Personnel.

7.10.1 Middlefield Banc Corp. and The Middlefield Banking Company shall endeavor to retain as many of the current officers and employees of Liberty Bank as is commercially reasonable and possible in light of its banking template and post-Mergers business plans. It is understood and agreed that nothing in this Section 7.10.1 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. Liberty Bank employees who become employees of Middlefield Banc Corp. or The Middlefield Banking Company after the Effective Time (“Continuing Employees”) will be eligible to participate in any Middlefield Benefit Plan of similar character available to other employees of Middlefield Banc Corp. or The Middlefield Banking Company (other than any nonqualified deferred compensation plan or agreement, employment agreement, or change in control agreement). Solely for purposes of determining eligibility for and any applicable vesting period (and not for benefit accrual purposes), Continuing Employees who become participants in a Middlefield Benefit Plan will receive credit for eligibility and vesting requirements for service as Liberty Bank employees before the Effective Time. This Agreement does not restrict the ability of Middlefield Banc Corp. or The Middlefield Banking Company from and after the Effective Time to terminate employment of any Liberty Bank employee. Except for contractual commitments, if any, specifically made or assumed by Middlefield Banc Corp. under this Agreement or by operation of law, neither Middlefield Banc Corp. nor any Middlefield Subsidiary is obliged after the Effective Time to continue the employment or particular job responsibilities or specified level of compensation, benefits, or perquisites of any Person employed by Liberty Bank at the Effective Time.

7.10.2 Unless superseded by an agreement entered into with Middlefield Banc Corp. or any Middlefield Subsidiary, Middlefield Banc Corp. will honor (x) employment and change in control severance agreements entered into before April 19, 2016, which are identified in Liberty Bank Disclosure Schedule 4.12.1, and (y) split-dollar agreements identified in Liberty Bank Disclosure Schedule 4.26. The estimated amounts payable under the employment and change in control severance agreements are stated in the Liberty Bank Benefits Schedule in Liberty Bank Disclosure Schedule 4.12.12. Despite anything in this Agreement to the contrary, however, Middlefield Banc Corp. is not required to make and Middlefield Banc Corp. will not make a payment that would constitute a “parachute payment” (as that term is defined in Internal Revenue Code Section 280G and Internal Revenue Service implementing regulations). If a payment would constitute a parachute payment, the payment will be reduced to one dollar less than the amount beyond which the payment would be considered a parachute payment. As a condition to entitlement to change-in-control payments or severance payment under an agreement identified in Liberty Bank Disclosure Schedule 4.12.1, the Liberty Bank executive identified in Liberty Bank Disclosure Schedule 4.12.1 must agree to comply with the noncompete and nonsolicitation restrictions on terms comparable to the noncompete and nonsolicitation restrictions stated in the agreement identified in Liberty Bank Disclosure Schedule 4.12.1.

7.10.3 Excluding any Liberty Bank employee who is a party to an employment, change-in-control, or other agreement identified in Liberty Bank Disclosure Schedule 4.12.1 that provides for severance payments, Middlefield Banc Corp. will pay severance as provided in this Section 7.10.3 to any Person who is an employee of Liberty Bank at the Effective Time but whose employment does not continue with Middlefield Banc Corp. or The Middlefield Banking Company after the Effective Time or whose employment is terminated within one year after the Effective Time, excluding any employee terminated for cause. As a condition to entitlement to severance pay, Employees must execute appropriate release of claims documents. For purposes of this provision, cause means termination because of material neglect of or material refusal to perform any duty or responsibility as an employee other than as a result of sickness, accident, or similar cause beyond an employee’s reasonable control, dishonesty, commission of a crime (other than minor traffic violations), or misconduct. Severance under this Section 7.10.3 is one (1) week of base pay for each full year of service (including service with Liberty Bank, Middlefield Banc Corp., or a subsidiary of either), with a minimum of 4 weeks and a maximum of 26 weeks of base pay. For purposes of this provision, base pay means base salary before pre-tax deductions for a salaried employee, and for an hourly employee the employee’s total scheduled hours (prorated, as appropriate) before any pre- tax deductions for the 12 full calendar months preceding the month in which the Effective Time occurs. In addition to severance under this Section 7.10.3, Middlefield Banc Corp. may pay retention or other incentive bonuses to Liberty Bank employees identified by Middlefield Banc Corp. after consulting with Liberty Bank, as critical to data processing or other transition tasks or who are otherwise determined by Middlefield Banc Corp. to be key officers or employees. Retention bonuses may have a vesting term of up to two years, with bonus forfeiture occurring for termination before vesting. Retention bonuses, if any, would be in addition to any bonus for which any former Liberty Bank officer or employee may be eligible as an employee of Middlefield Banc Corp. or The Middlefield Banking Company.

7.10.4 Middlefield Banc Corp. will make available to any Person who is an employee of Liberty Bank at the Effective Time but whose employment does not continue with Middlefield Banc Corp. or The Middlefield Banking Company after the Effective Time or whose employment is terminated within one year after the Effective Time, (excluding any employee terminated for cause), career placement counseling and professional counseling services through Middlefield Banc Corp.’s employee assistance program.

7.10.5 Positions (other than for those executive officers named in Middlefield Banc Corp.’s latest proxy statement and those officers designated as Regulation O officers), which become open with Middlefield Banc Corp., The Middlefield Banking Company or any of the Middlefield Subsidiaries in the ordinary course of business will be communicated to Liberty Bank’s Chief Financial Officer, Richard Ebner, after the date of this Agreement, and Liberty Bank employees will be given an opportunity to apply for such positions.

7.11 Board. Middlefield Banc Corp. will take all necessary action to fulfill its obligation under Section 2.5.3 to appoint Messrs. Valerian and Bevan to serve as directors of Middlefield Banc Corp. immediately after the Effective Time. If, prior to the Effective Time, either Messrs. Valerian and/or Bevan is unable to serve, Liberty Bank will designate a mutually agreed upon successor(s) for appointment to Middlefield Banc Corp.’s Board of Directors. Middlefield Banc Corp. also will maintain after the Effective Time a Northeast Ohio Advisory Board. Prior to the Effective Time, Middlefield Banc Corp. will consult with the Liberty Bank Board of Directors about the composition of the Northeast Ohio Advisory Board.

7.12 Director, Officer and Employee Indemnification and Director and Officer Insurance.

7.12.1 For six years after the Effective Time, Middlefield Banc Corp. will maintain directors’ and officers’ liability insurance for actions, omissions, or events occurring before the Effective Time, covering persons who on the date of this Agreement are covered by Liberty

Bank’s current directors’ and officers’ liability insurance policy. The coverage will be on terms substantially equivalent to the terms of Liberty Bank’s coverage on the date of this Agreement; provided, however, Middlefield Banc Corp. is not required to expend annually under this Section 7.12.1 an amount exceeding 150% of Liberty Bank’s cost for directors’ and officers’ liability insurance coverage on the date of this Agreement as set forth on Liberty Bank Disclosure Schedule 7.12.1 (the “Maximum Amount”). If the cost of coverage exceeds the Maximum Amount, Middlefield Banc Corp. will instead maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. Instead of the directors’ and officers’ liability insurance coverage outlined in this Section 7.12.1, Middlefield Banc Corp., or Liberty Bank with the consent of Middlefield Banc Corp., which consent will not be unreasonably withheld, may obtain at or before the Effective Time a prepaid tail policy providing single-limit equivalent coverage to that described in this Section 7.12.1 for a per annum premium cost not to exceed 150% of the annual premium most recently paid by Liberty Bank. Written evidence of the directors’ and officers’ liability insurance coverage secured pursuant to this Section 7.12.1 will be provided to the Liberty Bank directors and officers at Closing. So that Middlefield Banc Corp. may fulfill its agreement to provide directors’ and officers’ liability insurance policies for six years, Liberty Bank agrees to provide the insurer or substitute insurer with such representations as the insurer may reasonably request for reporting of prior claims.

7.12.2 In addition to Section 7.12.1, Middlefield Banc Corp. will for six years after the Effective Time and to the fullest extent permitted under applicable law and Liberty Bank’s articles of association and bylaws indemnify, defend, and hold harmless each Person who is on the date of this Agreement, who has been at any time before the date hereof, or who before the Effective Time becomes an officer, director or employee of Liberty Bank, or a Liberty Bank Subsidiary (“Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities, judgments, or amounts that are paid in settlement (provided settlement occurred with the advance written consent of Middlefield Banc Corp., not unreasonably withheld, conditioned, or delayed) of or for any claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative (“Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part on account of the Person being or having been an officer or director of Liberty Bank or serving or having before the Effective Time at the request of any such party as a director, officer, employee, trustee, or partner of another Person or benefit plan if the Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including without limitation the Mergers and the other transactions under this Agreement), regardless of whether the Claim is asserted or claimed before or after the Effective Time. An Indemnified Party wishing to claim indemnification under this Section 7.12.2 must upon learning of the notify Middlefield Banc Corp., but failure to notify Middlefield Banc Corp. does not relieve Middlefield Banc Corp. from liability it may have under this Section 7.12.2 unless failure to notify Middlefield Banc Corp. materially prejudices Middlefield Banc Corp. If a Claim is made before or after the Effective Time Middlefield Banc Corp. may assume the defense (and the Indemnified Parties will cooperate in the defense), and Middlefield Banc Corp. is not liable to any Indemnified Party for legal expenses of other counsel or other expenses subsequently incurred by any Indemnified Party. If Middlefield Banc Corp. elects not to assume the defense, or if counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (regardless of whether any have yet actually arisen) issues raising conflicts of interest between

Middlefield Banc Corp. and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Middlefield Banc Corp. is responsible for paying reasonable fees and expenses of counsel for the Indemnified Parties. Middlefield Banc Corp. is obligated for no more than one counsel for all Indemnified Parties unless there is a conflict of interest requiring more than one counsel. Middlefield Banc Corp. is not liable for any settlement effected without its advance written, which consent may not be unreasonably withheld, conditioned, or delayed. Middlefield Banc Corp. will advance expenses as incurred in each case upon receipt of an undertaking from the Indemnified Party to repay advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that the Indemnified Party is not entitled to indemnification.

7.12.3 If either Middlefield Banc Corp. or a successor or assign of Middlefield Banc Corp. consolidates with or merges into another Person and is not the continuing or surviving company or entity or transfers all or substantially all of its properties and assets to a Person, proper provision will be made so that the surviving company or entity or transferee assumes the obligations of

7.12.4 Middlefield Banc Corp.’s obligations under this Section 7.12 are enforceable against Middlefield Banc Corp. directly by the Indemnified Parties and are binding on all respective successors and permitted assigns of Middlefield Banc Corp.

7.13 Communications to Employees; Training. With a representative of Liberty Bank permitted to attend, Middlefield Banc Corp. will meet with Liberty Bank employees to discuss this Agreement as promptly as practicable after execution of this Agreement, meeting at such locations as Middlefield Banc Corp. and Liberty Bank mutually agree. Middlefield Banc Corp. and Liberty Bank will agree in advance about the scope and content of communications to Liberty Bank employees regarding this Agreement. At mutually agreed times after execution of this Agreement and with a representative of Liberty Bank permitted to attend, representatives of Middlefield Banc Corp. may meet with Liberty Bank employees to discuss employment opportunities. From and after the first date on which Regulatory Approvals and Liberty Bank Stockholder Approval are obtained, for the benefit of Liberty Bank employees Middlefield Banc Corp. may conduct training sessions outside of normal business hours or at other times as Liberty Bank agrees and may conduct training seminars at any branch location of Liberty Bank. Middlefield Banc Corp. will in good faith attempt to schedule training sessions in a manner not unreasonably interfering with Liberty Bank’s normal business operations.

7.14 Exemption from Liability Under Section 16(b). Middlefield Banc Corp. shall take all steps as may be necessary or appropriate to cause the transactions contemplated by Article 3 and any other acquisitions of equity securities of Middlefield Banc Corp. in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

ARTICLE 8

REGULATORY FILINGS, LIBERTY BANK STOCKHOLDER MEETING AND

MIDDLEFIELD SHAREHOLDER MEETING

8.1 Proxy Statement-Prospectus; Registration Statement.

8.1.1 (a) Middlefield Banc Corp. will prepare the Registration Statement to be filed with the SEC for the offer and sale in the Mergers of Middlefield Banc Corp. common stock to holders of Liberty Bank common stock. Within 60 days after the date of this Agreement, Middlefield Banc Corp. will file the Registration Statement with the SEC. Including a proxy statement of Liberty Bank, and if necessary a proxy statement of Middlefield Banc Corp., and including a prospectus of Middlefield Banc Corp., the Registration Statement will satisfy all requirements of applicable state securities, the Securities Act of 1933, the Securities Exchange Act of 1934, and rules and regulations thereunder. The proxy statement/prospectus in the form to be mailed to the Liberty Bank stockholders, and to Middlefield Banc Corp. shareholders, together with amendments or supplements thereto, is referred herein to as the “Proxy Statement-Prospectus.” Middlefield Banc Corp. will give to Liberty Bank and its counsel a reasonable opportunity to review and comment on the Registration Statement, including the Proxy Statement-Prospectus and all pre-effective and post-effective amendments to the Registration Statement and supplements to the Proxy Statement Prospectus. Middlefield Banc Corp. will incorporate all appropriate comments on the Registration Statement and the Proxy Statement-Prospectus before Middlefield Banc Corp. files the Registration Statement or amendments with the SEC. Each of Middlefield Banc Corp. and Liberty Bank will use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act of 1933 as promptly as practicable after filing. Middlefield Banc Corp. also will use commercially reasonable efforts to obtain state securities law or blue sky permits and approvals that are necessary to carry out the Mergers and other transactions under this Agreement.

(b) Liberty Bank will cooperate in preparation of the Registration Statement. Liberty Bank will furnish to Middlefield Banc Corp. all information concerning Liberty Bank and the holders of Liberty Bank common stock reasonably requested by Middlefield Banc Corp. so that Middlefield Banc Corp. may complete the Registration Statement, cause the Registration Statement to become effective, and obtain all necessary blue sky permits and approvals.

8.1.2 Middlefield Banc Corp. will advise Liberty Bank promptly after Middlefield Banc Corp. receives notice of the Registration Statement being declared effective, of issuance of a stop order or suspension of registration of Middlefield Banc Corp. common stock issuable under the Registration Statement, initiation or threat of any proceeding for any such purpose, or of a request by the SEC for amendment or supplement of the Registration Statement or for additional information. Middlefield Banc Corp. will advise Liberty Bank before any supplement or amendment is filed and Middlefield Banc Corp. will provide Liberty Bank with as many copies of the Registration Statement and all amendments as Liberty Bank reasonably requests.

8.1.3 Liberty Bank and Middlefield Banc Corp. will promptly notify each other if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement

contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Liberty Bank will cooperate with Middlefield Banc Corp. in preparation of a supplement or amendment correcting the misstatement or omission, Middlefield Banc Corp. will file the amended Registration Statement with the SEC, and Liberty Bank will mail an amended Proxy Statement-Prospectus to its stockholders and Middlefield Banc Corp. will mail an amended Proxy Statement-Prospectus to its shareholders.

8.2 Liberty Bank Stockholder Meeting and Middlefield Shareholder Meeting.

8.2.1 Liberty Bank will duly call, give notice of, convene, and hold an annual or special meeting of stockholders for the purpose of considering this Agreement and the Mergers (including postponements or adjournments, the “Liberty Bank Stockholder Meeting”). When the Registration Statement is declared effective Liberty Bank will promptly thereafter mail the Proxy Statement-Prospectus to its stockholders. As provided in Liberty Bank’s By Laws, the Liberty Bank Stockholder Meeting will be held no fewer than 10 days and no more than 90 days after the Proxy Statement-Prospectus is mailed. Liberty Bank’s Board of Directors will solicit proxies for use at the meeting and will recommend to stockholders that they vote for approval and adoption of this Agreement and the Mergers. Liberty Bank’s Board of Directors may decline to recommend a vote in favor or may withdraw, modify, or change the recommendation if and only if, after consulting with and considering the advice of financial and legal advisors, the Board of Directors determines that making a recommendation to vote in favor, or failing to withdraw, modify, or change the recommendation, would be a breach of the directors’ fiduciary duties under applicable law.

8.2.2 Middlefield Banc Corp., will duly call, give notice of, convene, and hold an annual or special meeting of shareholders for the purpose of considering this Agreement and the Mergers (including postponements or adjournments, the “Middlefield Shareholder Meeting”). When the Registration Statement is declared effective Middlefield Banc Corp. will promptly thereafter mail the Proxy Statement-Prospectus to its shareholders. As provided in the Middlefield Banc Corp. Code of Regulations, the Middlefield Shareholder Meeting will be held no fewer than 10 days and nor more than 90 days after the Proxy Statement – Prospectus is mailed.

8.3 Regulatory Approvals. (a) Liberty Bank and Middlefield Banc Corp. will cooperate with each other and use commercially reasonable efforts to promptly prepare and as soon as practicable after the date of this Agreement file all necessary documentation to obtain all permits, consents, waivers, approvals, and authorizations of the Bank Regulators or any other third parties or Governmental Entities necessary for completing the Mergers and other transactions under this Agreement. Middlefield Banc Corp. and The Middlefield Banking Company will prepare and file an Interagency Bank Merger Act Application with the FDIC, the OCC, and the Ohio Division of Financial Institutions within 30 days after the date of this Agreement. If separate OCC approval of the special dividend to be paid pursuant to Section 6.1(b) is necessary, Liberty Bank will submit to the OCC any application or notice necessary to obtain approval.

(b) Liberty Bank and Middlefield Banc Corp. will furnish each other and each other’s counsel with information concerning themselves, their Subsidiaries, directors, officers, respective stockholders and shareholders, and other matters as is necessary or advisable for any application, petition, or other statement made by or on behalf of Liberty Bank or Middlefield Banc Corp. to a Bank Regulator or Governmental Entity regarding the Mergers or any other transactions under this Agreement. Liberty Bank is entitled to review and approve in advance all characterizations of the information relating to Liberty Bank appearing in any filing made in accordance with this Agreement with a Governmental Entity. In addition, Liberty Bank and Middlefield Banc Corp. will furnish to each other for review in advance a copy of each filing to be made in accordance with this Agreement with a Governmental Entity. Liberty Bank and Middlefield Banc Corp. will cooperate with each other and use commercially reasonable efforts to satisfy Regulatory Approval conditions to allow for completion of the Mergers and other transactions under this Agreement.

8.4 Public Disclosure. Middlefield Banc Corp. will file with the SEC within four Business Days after entering into this Agreement a Form 8-K Current Report disclosing this Agreement, with a copy of this Agreement attached as an exhibit. Liberty Bank and Middlefield Banc Corp. will jointly agree to the terms of and jointly issue a press release regarding this Agreement, the Mergers, and other transactions under this Agreement. Without advance approval of the other and except as otherwise may be required to be made by applicable law or regulation, neither Liberty Bank nor Middlefield Banc Corp. will issue any other press release or written statement for general circulation regarding this Agreement, the Mergers, or other transactions under this Agreement.

ARTICLE 9

CLOSING CONDITIONS

9.1 Conditions to Closing. The obligation of each party to effect the Closing of the transactions under this Agreement, including the Mergers, is subject to the fulfillment at or before the Closing Date of the following conditions, any of which may be waived:

(a) Stockholder and Shareholder Approvals. This Agreement, the Mergers, and other transactions under this Agreement are approved and adopted by the requisite vote of the stockholders of Liberty Bank, and approved and adopted by the requisite vote of the shareholders of Middlefield Banc Corp.

(b) Injunctions. None of the parties hereto is subject to an order, decree, or injunction of a court or agency of competent jurisdiction, and no statute, rule, or regulation is enacted, entered, promulgated, interpreted, applied, or enforced by a Governmental Entity or Bank Regulator that enjoins or prohibits consummation of the Mergers or other transactions under this Agreement.

(c) Regulatory Approval. All Regulatory Approvals required to complete the Merger are obtained and remain in full force and effect and all waiting periods relating thereto expire, and no approval, authorization, or consent contains conditions or requirements that would result in a Material Adverse Effect on Middlefield Banc Corp. or Liberty Bank.

(d) Effectiveness of Registration Statement. The Registration Statement is effective under the Securities Act of 1933, no stop order suspending the Registration Statement’s effectiveness is issued, no proceedings for that purpose are initiated or threatened by the SEC, and, if the offer and sale of Middlefield Banc Corp. common stock in the Interim Merger is subject to the state securities or “blue sky” laws of any state, is not subject to a stop order of any state securities commissioner.

(e) Stock Exchange Listing. The shares of Middlefield Banc Corp. common stock to be issued to the holders of Liberty Bank common stock upon consummation of the Interim Merger are authorized for listing on Nasdaq, subject only to official notice of issuance.

9.2 Conditions to the Obligations of Middlefield Unless waived in writing by Middlefield Banc Corp., the Closing obligations of Middlefield Banc Corp. and The Middlefield Banking Company are subject to satisfaction at or before the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Liberty Bank set forth in this Agreement were true and correct as of the date of this Agreement and (except to the extent the representations and warranties are explicitly stated as being true and correct solely as of a specific date) remain true and correct as of the Closing Date with the same effect as though the representations and warranties are made anew as of the Closing Date, in any case subject to the materiality standard of Article 4, and Liberty Bank delivers to Middlefield Banc Corp. a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of Liberty Bank and dated the Closing Date.

(b) Agreements and Covenants. Liberty Bank performs in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it, and delivers to Middlefield Banc Corp. a certificate to that effect signed on behalf of Liberty Bank by the Chief Executive Officer and Chief Financial Officer of Liberty Bank and dated the Closing Date.

(c) No Material Adverse Effect. Since the date of this Agreement no event or circumstance has arisen or occurred that has had a Material Adverse Effect on Liberty Bank.

(d) Regulatory Conditions. No Bank Regulator or Governmental Authority has taken any action or made a determination or imposed conditions on the Regulatory Approval, and no law has been enacted or deemed applicable to the Mergers or other transactions under this Agreement, that Middlefield Banc Corp. reasonably believes will impose restrictions, burdens, or conditions having or that will after the Effective Time have individually or in the aggregate a Material Adverse Effect on Middlefield Banc Corp. or The Middlefield Banking Company.

(e) Consent. Liberty Bank obtains the consent required with respect to the Twinsburg location, as specified on Liberty Bank Disclosure Schedule 4.8.2.

9.3 Conditions to the Obligations of Liberty Bank. Unless waived in writing by Liberty Bank, Liberty Bank’s Closing obligations are subject to satisfaction at or before the Closing Date of the following conditions.

(a) Representations and Warranties. The representations and warranties of Middlefield Banc Corp. and The Middlefield Banking Company set forth in this Agreement were true and correct as of the date of this Agreement and (except to the extent the representations and warranties are explicitly stated as being true and correct solely as of a specific date) remain true and correct as of the Closing Date with the same effect as though the representations and warranties are made anew as of the Closing Date, in any case subject to the materiality standard of Article 5, and Middlefield Banc Corp. and The Middlefield Banking Company deliver to Liberty Bank a certificate to that effect signed by the Chief Executive Officer and the Chief Financial Officer of Middlefield Banc Corp. and The Middlefield Banking Company and dated the Closing Date.

(b) Agreements and Covenants. Middlefield Banc Corp. and The Middlefield Banking Company perform in all material respects all obligations and comply in all material respects with all agreements or covenants to be performed or complied with by each of them, and deliver to Liberty Bank a certificate to that effect, dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer.

(c) No Material Adverse Effect. Since the date of this Agreement no event or circumstance has arisen or occurred that has had a Material Adverse Effect on Middlefield Banc Corp. or The Middlefield Banking Company.

(d) Tax Opinion. Liberty Bank receives an opinion of Tucker Ellis LLP, counsel to Liberty Bank, dated the Closing Date, stating that the Mergers constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986. Counsel may require and rely upon customary representations contained in certificates of officers of Middlefield Banc Corp., The Middlefield Banking Company, and Liberty Bank, reasonably satisfactory in form and substance to such counsel.

(e) Payment of Merger Consideration. Middlefield Banc Corp. delivers the Exchange Fund to the Exchange Agent on or before the Closing Date.

(f) Consent. Liberty Bank obtains the consent required with respect to the Twinsburg location, as specified on Liberty Bank Disclosure Schedule 4.8.2.

ARTICLE 10

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Except as may be provided in this Article 10, this Agreement may be terminated at any time before the Closing Date, whether before or after the Liberty Bank Stockholder and the Middlefield Shareholder Approval. Termination of this Agreement is effected upon a vote of a majority of the entire Board of Directors of the terminating party. Termination may be effected under this Article 10 by:

10.1.1 Mutual Agreement to Terminate. By mutual agreement of Liberty Bank, on one hand, and Middlefield Banc Corp. and The Middlefield Banking Company, on the other hand.

10.1.2(a) Termination by Liberty Bank Because of Breach by Middlefield Banc Corp. or The Middlefield Banking Company of Representations and Warranties. Provided Liberty Bank is not in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, by Liberty Bank if Middlefield Banc Corp. or The Middlefield Banking Company is in breach of any of its representations or warranties in this Agreement, which breach by its nature cannot be cured before the Closing Date or is not cured within 30 days after Liberty Bank gives written notice of the breach; provided, however, that Liberty Bank is not entitled to terminate this Agreement under this Section 10.1.2(a) unless the breach of representations or warranties, together with all other breaches, would entitle Liberty Bank under Article 9 not to consummate the Mergers and other transactions under this Agreement.

10.1.2(b) Termination by Middlefield Because of Breach by Liberty Bank of Representations and Warranties. Provided Middlefield Banc Corp. and The Middlefield Banking Company are not in breach of any of their representations, warranties, covenants, or other agreements in this Agreement, by Middlefield Banc Corp. or The Middlefield Banking Company if Liberty Bank is in breach of any of its representations or warranties in this Agreement, which breach by its nature cannot be cured before the Closing Date or is not cured within 30 days after Middlefield Banc Corp. or The Middlefield Banking Company gives written notice of the breach; provided, however, that Middlefield Banc Corp. and The Middlefield Banking Company are not entitled to terminate this Agreement under this Section 10.1.2(b) unless the breach of representations or warranties, together with all other breaches, would entitle Middlefield Banc Corp. and The Middlefield Banking Company under Article 9 not to consummate the Mergers and other transactions under this Agreement.

10.1.3(a) Termination by Liberty Bank Because of Breach of Covenants by Middlefield Banc Corp. or The Middlefield Banking. Provided Liberty Bank is not in breach of any of its representations, warranties, covenants, or other agreements in this Agreement, by Liberty Bank if Middlefield Banc Corp. or The Middlefield Banking Company fail to perform or comply with any of their covenants or agreements in this Agreement, which failure by its nature cannot be cured before the Closing Date or is not cured within 30 days after Liberty Bank gives written notice of the breach; provided, however, that Liberty Bank is not entitled to terminate this Agreement under this Section 10.1.3(a) unless the breach of covenant or agreement, together with all other breaches, would entitle Liberty Bank under Article 9 not to consummate the Mergers and other transactions under this Agreement.

10.1.3(b) Termination by Middlefield Because of Breach of Covenants by Liberty Bank. Provided Middlefield Banc Corp. and The Middlefield Banking Company are not in breach of any of their representations, warranties, covenants, or other agreements in this Agreement, by Middlefield Banc Corp. or The Middlefield Banking Company if Liberty Bank fails to perform or comply with any of its covenants or agreements in this Agreement, which failure by its nature cannot be cured before the Closing Date or is not cured within 30 days after Middlefield Banc Corp. or The Middlefield Banking Company gives written notice of the breach; provided, however, that Middlefield Banc Corp. and The Middlefield Banking Company

are not entitled to terminate this Agreement under this Section 10.1.3(b) unless the breach of covenant or agreement, together with all other breaches, would entitle Middlefield Banc Corp. and The Middlefield Banking Company under Article 9 not to consummate the Mergers and other transactions under this Agreement.

10.1.4 Termination by Liberty Bank or by Middlefield Because of Excessive Delay. By either Middlefield Banc Corp. and The Middlefield Banking Company, on one hand, or Liberty Bank, on the other hand, if Closing does not occur by May 30, 2017 or such later date as Middlefield Banc Corp., The Middlefield Banking Company, and Liberty Bank agree in writing.

No party may terminate this Agreement under this Section 10.1.4 if the failure of the Closing to occur by May 30, 2017 or a later agreed date is attributable to breach of a representation, warranty, covenant, or other agreement on the part of the party seeking to terminate.

10.1.5 Termination by Liberty Bank or by Middlefield Because of Failure to Obtain Liberty Stockholder and Middlefield Shareholder Approvals. By either Middlefield Banc Corp. and The Middlefield Banking Company, on one hand, or Liberty Bank, on the other hand, if (a) the Liberty Bank stockholders do not vote in favor of approval and adoption of this Agreement and the Mergers at the Liberty Bank Stockholder Meeting, including any adjournment or postponement, or (b) if the Middlefield Banc Corp. shareholders do not vote in favor of approval and adoption of this Agreement and the Mergers at the Middlefield Shareholder Meeting, including any adjournment or postponement.

10.1.6 Termination by Liberty Bank or by Middlefield Because of Failure to Obtain Regulatory Approval or Existence of a Legal Prohibition; or Termination by Middlefield Banc Corp. Because of an Enforcement Action Against Liberty Bank. (a) By either Middlefield Banc Corp. and The Middlefield Banking Company, on one hand, or Liberty Bank, on the other hand, if a Bank Regulator whose approval is necessary for satisfaction of the conditions to the parties’ Article 9 Closing obligations takes final, unappealable action disapproving this Agreement or the Mergers, or if a court of competent jurisdiction or other Governmental Entity issues an order, decree, or ruling or takes any other action restraining, enjoining, or otherwise prohibiting the Mergers and the order, decree, ruling, or other action is final and not appealable, or (b) By Middlefield Banc Corp. if Liberty Bank becomes subject to a formal, public enforcement action by a Bank Regulator.

10.1.7 Termination by Middlefield Because Liberty Bank Enters into an Acquisition Agreement or Liberty Bank’s Board of Directors Withdraws or Fails to Make the Recommendation. By Middlefield Banc Corp. or The Middlefield Banking Company if Liberty Bank enters into an acquisition agreement with a party making an Acquisition Proposal or the Board of Directors of Liberty Bank withdraws its recommendation of this Agreement and the Mergers under Section 8.2, fails to make the recommendation in favor of this Agreement and the Mergers, or modifies or qualifies its recommendation in a manner adverse to Middlefield Banc Corp. or The Middlefield Banking Company.

10.1.8 Termination by Liberty Bank if it accepts a Superior Proposal. By Liberty Bank, if Liberty Bank receives a Superior Proposal and the Board of Directors of Liberty Bank accepts the Superior Proposal, but Liberty Bank may not terminate this Agreement under this Section 10.1.8 and enter into a definitive agreement for the Superior Proposal until five Business Days after Middlefield Banc Corp. receives Liberty Bank’s written notice advising Middlefield Banc Corp. that Liberty Bank has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal (providing to Middlefield Banc Corp. a copy with all accompanying documentation), identifying the Person making the Superior Proposal, and stating whether Liberty Bank intends to enter into a definitive agreement with the Party making the Superior Proposal (a “Notice of Superior Proposal”). After providing Notice of Superior Proposal to Middlefield Banc Corp., Liberty Bank will provide to Middlefield Banc Corp. a reasonable opportunity during the five-day period to adjust the terms and conditions of this Agreement. A material amendment of the Superior Proposal requires a new Notice of Superior Proposal and Liberty Bank must comply again with the requirements of this Section 10.1.8, but instead of a five-day period for the Notice of Superior Proposal (revised) Liberty Bank shall provide a two-day notice period.

10.2 Effect of Termination.

10.2.1 If this Agreement is terminated under Section 10.1, this Agreement is thereafter void and of no force or effect, except that the provisions of Section 10.2, Article 11, and any other section that by its terms governs post-termination rights or obligations survive termination and remain in full force and effect.

10.2.2 If this Agreement terminates, expenses and damages of the parties are determined as follows:

(A) Except as provided below, regardless of whether the Mergers are consummated, all costs and expenses incurred will be paid by the party incurring the expenses.

(B) If this Agreement is terminated because of a willful and material breach of a representation, warranty, covenant, or agreement, the breaching party is liable to the non-breaching party for all damages, costs, and expenses sustained or incurred by the non-breaching party as a result or to enforce its rights.

(C) To induce Middlefield Banc Corp. to enter into this Agreement and to reimburse Middlefield Banc Corp. for incurring the costs and expenses related to entering into this Agreement, Liberty Bank hereby agrees to pay Middlefield Banc Corp., and Middlefield Banc Corp. is entitled to payment of, $1,650,000 (the “Termination Fee”) by wire transfer of same day funds on the earlier of (x) the date termination becomes effective or, if that date is not a Business Day, on the first Business Day thereafter, or (y) within three Business Days after written demand for payment is made by Middlefield Banc Corp. if any of the following in clauses (x) or (y) occurs:

(x)	Liberty Bank terminates this Agreement under Section 10.1.8 or Middlefield Banc Corp. terminates this Agreement under Section 10.1.7, or

(y)	If (a) a bona fide Acquisition Proposal is publicly announced or otherwise made known to the senior management or Board of Directors of Liberty Bank, and (b)

this Agreement is terminated thereafter (1) by Middlefield Banc Corp. under Sections 10.1.2 or 10.1.3 because of a breach by Liberty Bank; or (2) by Middlefield Banc Corp. or Liberty Bank under Section 10.1.5 because Liberty Bank stockholders do not approve this Agreement and the Mergers at the Liberty Bank Stockholder Meeting after a bona fide Acquisition Proposal is publicly announced, and (c) within one year after termination Liberty Bank enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal, or

(D) The parties acknowledge that the agreements contained in this Section 10.2.2 are an integral part of this Agreement, and that without these agreements neither party would have entered into this Agreement. The amounts payable by Liberty Bank under this Section 10.2.2 are liquidated damages, are not a penalty, and are the sole and exclusive monetary remedy of Middlefield Banc Corp. for termination under Section 10.1.

ARTICLE 11

MISCELLANEOUS

11.1 Confidentiality. Each party will maintain and will cause its directors, officers, employees, agents, affiliates, and representatives to maintain the confidentiality of all confidential information furnished to it by the other concerning the parties’ and subsidiaries’ businesses, operations, and financial positions and will not use any of the confidential information for any purpose except in furtherance of the Mergers and other transactions under this Agreement. If this Agreement is terminated before the Closing Date each party will promptly return or certify the destruction of all documents and copies thereof and all work papers containing confidential information received from the other parties. Middlefield Banc Corp. agrees that it is bound by the terms of the March 21, 2016 Confidentiality Agreement. All information furnished by Liberty Bank to Middlefield Banc Corp. or its representatives in accordance with this Agreement is subject to the provisions of the March 21, 2016 Confidentiality Agreement. Middlefield Banc Corp. agrees that the March 21, 2016 Confidentiality Agreement will continue in accordance with its terms if this Agreement terminates.

11.2 Survival. All representations, warranties, and covenants in this Agreement or in any instrument delivered in accordance with this Agreement expire, terminate, and are extinguished at the Effective Time, except for those covenants and agreements that by their terms apply in whole or in part after the Effective Time.

11.3 Notices. All notices or other communications hereunder must be in writing and will be deemed given if delivered by hand delivery, by facsimile with confirmation of transmission, by prepaid, registered, or certified mail (return receipt requested), or by recognized overnight courier addressed as follows or such other address as is furnished in writing by a party):

If to Liberty Bank, to:	William A. Valerian
Chairman, President, and Chief Executive Officer
Liberty Bank, N.A.
25201 Chagrin Boulevard, Suite 120
Beachwood, Ohio 44122
Fax: (216) 359-5501

With a copy to:	M. Patricia Oliver, Esq.
(which shall not constitute	Tucker Ellis LLP
Notice)	950 Main Avenue, Suite 1100
Cleveland, Ohio 44113
Fax: (216) 592-5009

If to Middlefield Banc Corp. or The Middlefield Banking Company, to:

Thomas G. Caldwell
President and Chief Executive Officer
15985 East High Street
Middlefield, Ohio 44062-0035
Fax: (440) 632-1700

With a copy to:	Francis X. Grady, Esq.
(which shall not constitute	Grady & Associates
Notice)	20220 Center Ridge Road, Suite 300
Rocky River, Ohio 44116-3501
Fax: (440) 356-7254

11.4 Parties in Interest. This Agreement and the Voting Agreements are binding upon and inure to the benefit of the parties to this Agreement and the Voting Agreements and their respective successors and assigns. Neither this Agreement or the Voting Agreements nor any of the rights, interests, or obligations under the agreements may be assigned by any party without the advance written consent of the other party or parties. Except for Middlefield Banc Corp.’s covenants in Article 7, Sections 7.10 regarding Liberty Bank personnel and Section 7.12 regarding indemnification and insurance, nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies.

11.5 Complete Agreement. This Agreement, including the Exhibits and Disclosure Schedules and the documents and other writings referred to herein or delivered under this Agreement, the March 21, 2016 Confidentiality Agreement of Middlefield Banc Corp., and the Voting Agreements contain the entire agreement and understanding of the parties concerning the subject matter. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all other agreements and understandings (other than the March 21, 2016

Confidentiality Agreement) between the parties, both written and oral, concerning the subject matter.

11.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which together will be considered one and the same agreement and each of which will be considered an original. A facsimile copy of a signature page is considered an original signature page.

11.7 Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, invalidity, illegality, or unenforceability does not affect any other provisions of this Agreement. The parties will use reasonable efforts to substitute a valid, legal, and enforceable provision implementing as far as possible the purpose and intent the affected provision of this Agreement.

11.8 Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of law.

11.9 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, the reference is to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals in this Agreement are an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” is part of “Section 5.5” and references to “Section 5.5” also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents and headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” Unless the context otherwise requires, the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import refer to the date in the Preamble to this Agreement. When this Agreement recites that a party will take a specified action, it means the party is required by this Agreement to take the specified action. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party based on authorship of any of the provisions of this Agreement.

11.10 Specific Performance. The parties hereto agree that irreparable damage will occur if the provisions contained in this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is therefore agreed that the parties are entitled to an injunction or injunctions, without posting bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions in any court of the United States or any state having jurisdiction, except where another remedy is expressly provided by this Agreement. Each party agrees that it will not seek and will agree to waive any requirement for securing or posting bond in the other party’s seeking or obtaining such relief.

11.11 Waiver of Trial by Jury. The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in any litigation based on or rising out of or under this Agreement and any agreement to be executed in accordance with this Agreement, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

11.12 Amendment and Waiver. (a) Whether before or after Liberty Bank Stockholder Approval or Middlefield Shareholder Approval is obtained, by action of the Board of Directors of each of Liberty Bank, Middlefield Banc Corp., and The Middlefield Banking Company, this Agreement may be amended by an instrument in writing signed by Liberty Bank, Middlefield Banc Corp., and The Middlefield Banking Company. However, after approval of this Agreement and the Mergers by Liberty Bank stockholders, without further Liberty Bank Stockholder Approval an amendment of this Agreement is not effective if the amendment decreases the amount or value of Merger Consideration or changes the form of Merger Consideration.

(b) By action of its Board of Directors, Liberty Bank may (x) waive compliance with any of the agreements or conditions of Middlefield Banc Corp. and The Middlefield Banking Company, (y) waive any inaccuracies in the representations and warranties of Middlefield Banc Corp. and The Middlefield Banking Company, or (z) extend the time for performance of the obligations of Middlefield Banc Corp. and The Middlefield Banking Company. By action of the Board of Directors of each company, Middlefield Banc Corp. and The Middlefield Banking Company may (x) waive compliance with any of the agreements or conditions of Liberty Bank, (y) waive any inaccuracies in the representations and warranties of Liberty Bank, or (z) extend the time for performance of the obligations of Liberty Bank. An extension or waiver by a party is effective if and only if the extension or waiver is in writing and is signed by the party. A party’s failure to insist on strict compliance with an obligation, covenant, agreement, or condition is not a waiver of subsequent noncompliance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the date first written above.

[SIGNATURES ON FOLLOWING PAGES]

MIDDLEFIELD BANC CORP.		LIBERTY BANK, N.A.

By:	/s/ Thomas G. Caldwell	By:	/s/ William A. Valerian
	Thomas G. Caldwell		William A. Valerian
	President and Chief Executive Officer		Chairman, President, and Chief Executive Officer

THE MIDDLEFIELD BANKING COMPANY

By:	/s/ Thomas G. Caldwell
Thomas G. Caldwell
President and Chief Executive Officer

Upon formation of MBC Interim Bank, MBC Interim Bank shall sign and become a party to this Agreement.

MBC INTERIM BANK

By:

Name:

Title:

Date:

Exhibit A

July 28, 2016

Middlefield Banc Corp.

15985 East High Street

Middlefield, Ohio 44062-0035

Ladies and Gentlemen:

Concurrently with the execution of this letter agreement (“Voting Agreement”), Middlefield Banc Corp., The Middlefield Banking Company, and Liberty Bank, N.A. (“Liberty Bank”), are entering into an Agreement and Plan of Reorganization dated the date of this Voting Agreement (the “Merger Agreement”), whereby Liberty Bank will merge into The Middlefield Banking Company (the “Merger”) and stockholders of Liberty Bank will receive cash and shares of Middlefield Banc Corp. common stock on terms stated in the Merger Agreement, subject to closing of the Merger. All defined terms used but not defined in this Voting Agreement have the meanings given in the Merger Agreement.

A condition to Middlefield Banc Corp.’s obligations under the Merger Agreement is that I execute and deliver this Voting Agreement to Middlefield Banc Corp.

Intending to be legally bound, I irrevocably agree and represent as follows:

(a) As of the date of this Voting Agreement I have, and at all times during the term of this Voting Agreement I will have, beneficial ownership of, and good and valid title to, shares of Liberty Bank common stock, par value $10.00 per share. I hold options or rights to acquire shares of Liberty Bank common stock. All of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock are owned free and clear of any proxy or voting restriction, claims, liens, encumbrances, and security interests and any other limitation or restriction whatsoever (including any restriction on the right to dispose of the securities). None of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock are subject to a voting trust or other agreement or arrangement regarding voting rights of the securities. For purposes of this Voting Agreement beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

(b) Except for the shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock stated in paragraph (a), as of the date of this Voting Agreement I do not beneficially own any (x) shares of capital stock or voting securities of Liberty Bank, (y) securities of Liberty Bank convertible into or exchangeable for shares of capital stock or voting securities of Liberty Bank or (z) options or other rights to acquire from Liberty Bank any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of Liberty Bank. The shares of Liberty Bank common stock identified in paragraph (a), together with all shares of Liberty Bank common stock I acquire during the term of this Voting Agreement, including through exercise of options or rights, are subject to the terms of this Voting Agreement.

(c) At the Liberty Bank Stockholder Meeting at which the Merger Agreement and the Merger will be voted upon, and on every action or approval by written consent of stock of Liberty Bank, I will vote or cause to be voted all shares over which I have voting power to be voted in favor of approval and adoption of the Merger Agreement, the Merger, and other transactions under the Merger Agreement and in favor of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Merger Agreement, the Merger, and other transactions under the Merger Agreement.

(d) During the term of this Voting Agreement I will not offer, sell, transfer, pledge, encumber, or otherwise dispose of any of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock (or interest therein), and I will use my best efforts to not permit the offer, sale, transfer, pledge, encumbrance, or other disposition of any of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock, except as may be permitted by paragraph (g).

(e) I agree that Liberty Bank is not bound by any attempted sale of any of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock, and Liberty Bank’s transfer agent will receive appropriate stop transfer orders and is not required to register any such attempted sale of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock, unless the sale is effected in compliance with this Voting Agreement.

(f) I have the legal capacity to enter into this Voting Agreement. I have duly and validly executed and delivered this Voting Agreement. This Voting Agreement is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency, and other laws affecting creditors’ rights and general equitable principles. No consent of my spouse, (if any), is necessary under any community property or other law in order for me to enter into and perform my obligations under this Voting Agreement.

(g) I may offer, sell, transfer, pledge, encumber, or otherwise dispose of my shares of Liberty Bank common stock or options or rights to acquire Liberty Bank common stock to my spouse, children, or grandchildren, but to do so I must first cause the person to whom I transfer the securities to execute and deliver to Middlefield Banc Corp. an agreement to be bound by the terms of this Voting Agreement. A transfer not preceded by the transferee’s executed Voting Agreement delivered to Middlefield Banc Corp. is not valid or effective and will not be honored.

I am signing this Voting Agreement solely in my capacity as a stockholder of Liberty Bank, and as an option holder if I hold options or rights to acquire Liberty Bank common stock. I am not signing this Voting Agreement in any other capacity, such as a director or officer of Liberty Bank or as a fiduciary of any trusts in which I am not a beneficiary. I make no agreement in this Voting Agreement in any capacity other than in my capacity as a beneficial owner of Liberty Bank common stock. Nothing in this Voting Agreement limits or affects any action or inaction by me or any of my representatives, as applicable, as a director or officer of

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Liberty Bank or affects my rights to exercise my fiduciary duties pursuant to Section 8.2(b) of the Merger Agreement.

This Voting Agreement terminates and is of no further force and effect on the earliest to occur of (a) the favorable vote of Liberty Bank stockholders for approval and adoption of the Merger Agreement and the Merger, (b) the Effective Time, (c) Middlefield Banc Corp. and I enter into a written agreement to terminate this Voting Agreement, or (d) any termination of the Merger Agreement in accordance with its terms, except that termination is without prejudice to Middlefield Banc Corp.’s rights if termination is a result of my willful breach of any covenant or representation in this Voting Agreement.

All notices and other communications under this Voting Agreement must be in writing and will be deemed given if delivered personally, sent by facsimile, mailed by registered or certified mail return receipt requested, or delivered by an express courier, to the other party at its addresses contained on the signature page.

This Voting Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. This Voting Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties concerning the subject matter of this Voting Agreement.

I agree and acknowledge that Middlefield Banc Corp. may be irreparably harmed by, and that there is no adequate remedy at law for, a violation of this Voting Agreement by me. Without limiting other remedies, Middlefield Banc Corp. is entitled to enforce this Voting Agreement by specific performance or injunctive relief. This Voting Agreement and all claims arising hereunder or relating hereto are governed by and will be construed and enforced in accordance with the laws of the State of Ohio, without giving effect to the State of Ohio principles of conflicts of law. I hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Ohio state court or the United States District Court for the Northern District of Ohio in any action or proceeding arising out of or relating to this Voting Agreement.

If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Voting Agreement remain in full force and effect and are not affected, impaired, or invalidated so long as the effect on the economic or legal substance is not materially adverse to a party. If a term, provision, covenant, or restriction of this Voting Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void, or unenforceable, the parties will negotiate in good faith to modify this Voting Agreement to effect the original intent of the parties as closely as possible.

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This Voting Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed is deemed to be an original but all of which taken together constitute a single instrument.

Very truly yours,

[Name] Address:

Fax:	( ) _____-______

Acknowledged and Agreed: Middlefield Banc Corp.

By:	Thomas G. Caldwell
President and Chief Executive Officer

	Address:	Middlefield Banc Corp.
15985 East High Street
Middlefield, Ohio 44062-0035
Fax: (440) 632-1700
Dated: July 28, 2016

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